                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                    FORM 8-K

                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



Date of Report:  December 5, 1996




                               MedPartners, Inc.
             -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)




                     Delaware                                0-27276                     63-1151076
                ------------------                          ---------                   ------------
                  (State or Other                          (Commission                (I.R.S. Employer
           Jurisdiction of Incorporation                   File Number)              Identification No.)
                 or Organization)

          3000 Galleria Tower, Suite 1000
                Birmingham, Alabama                                                         35244
           ----------------------------                                                 -------------
               (Address of Principal                                                     (Zip Code)
                Executive Offices)

          Registrant's Telephone Number,                                               (205) 733-8996
               Including Area Code:


ITEM 5.  OTHER EVENTS

     In September 1996, MedPartners, Inc., a Delaware corporation ("MedPartners" or the "Company"), acquired Caremark International Inc., a publicly traded physician practice management ("PPM") and prescription benefit management ("PBM") company, in exchange for approximately 90.6 million shares of the Company's Common Stock having a total value of approximately $1.8 billion (the "Caremark Acquisition"), creating the largest PPM business in the United
States. As a result of the Caremark Acquisition and certain other acquisitions, the Company believes that much of the information and disclosure previously reported by the Company pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), should be updated and amended to reflect the Company's current situation. Accordingly, the Company is filing this Current Report on Form 8-K which contains an updated version of "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company.

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

                                  RISK FACTORS

     In addition to the other information contained in this Current Report on Form 8-K, the factors listed below should be considered carefully. Unless the context otherwise requires, as used herein, the term "MedPartners" or the "Company" refers collectively to MedPartners, Inc. and its predecessor, also named MedPartners, Inc. (the "Original Predecessor") and their respective subsidiaries and affiliates.

RISKS RELATING TO THE COMPANY'S GROWTH STRATEGY

     The Company intends to continue to pursue an aggressive growth strategy through acquisition and internal development for the foreseeable future. The Company's ability to pursue new growth opportunities successfully will depend on many factors, including, among others, the Company's ability to identify suitable growth opportunities and successfully integrate acquired businesses and practices. There can be no assurance that the Company will anticipate all of the changing demands that expanding operations will impose on its management, management information systems and physician network. Any failure by the Company to adapt its systems and procedures to those changing demands could have a material adverse effect on the operating results and financial condition of the Company.

     Competition for Expansion Opportunities. The Company is subject to the risk that it will be unable to identify and recruit suitable acquisition candidates in the future. The Company competes for acquisition, affiliation and other expansion opportunities with national, regional and local PPM companies and other physician management entities. In addition, certain companies, including hospitals and insurers, are expanding their presence in the PPM market. The Company's failure to compete successfully for expansion opportunities or to attract and recruit suitable acquisition candidates could have a material adverse effect on the operating results and financial condition of the Company. The Company is also subject to the risk that it will be unable to recruit and retain qualified physicians and other healthcare professionals to serve as employees or independent contractors of the Company and its affiliates. See "Business -- Competition".

     Integration Risks. Acquisitions of PPM companies and physician practices entail the risk that such acquisitions will fail to perform in accordance with expectations and that the Company will be unable to successfully integrate such acquired businesses and physician practices into its operations. The profitability of the Company is largely dependent on its ability to develop and integrate networks of physicians, to manage and control costs and to realize economies of scale from acquisitions of PPM companies and physician practices. The histories, geographic location, business models, including emphasis on managed care and fee-for-service, and cultures of acquired PPM businesses and physician practices may differ from the Company's past experiences. Dedicating management resources to the integration process may detract attention from the day-to-day business of the Company. Moreover, the integration of the acquired businesses and physician practices may require substantial capital and financial investments. These, together with other risks described herein, could result in the incurrence of substantial costs in connection with acquisitions that may never achieve revenue and profitability levels comparable to the Company's existing physician network which could have a material adverse effect on the operating results and financial condition of the Company.

     The major acquisitions carried out by the Company since January 1995 have been structured as poolings of interests. As a result, the operating income of the Company has been reduced by the merger expenses incurred in connection with those acquisitions, resulting in a net loss for the nine months ended September 30, 1996. The expenses of the Caremark Acquisition are expected to result in a net loss for the year ended December 31, 1996. There can be no assurance that future merger expenses will not result in further net losses. Nor can there be any assurance that there will not be substantial future costs associated with integrating acquired companies; that the Company will be successful in integrating such companies; or that the anticipated benefits of such acquisitions will be realized fully. See "-- Risks Relating to Capital Requirements".

     Dependence on HMO Enrollee Growth. The Company is also largely dependent on the continued increase in the number of HMO enrollees who use its physician networks. This growth may come from development or acquisition of other PPM entities, affiliation with additional physicians, increased enrollment in HMOs currently contracting with the Company through its affiliated physicians and additional agreements with HMOs. There can be no assurance that the Company will be successful in identifying, acquiring and integrating additional medical groups or other PPM companies or in increasing the number of enrollees. A

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decline in enrollees in HMOs could have a material adverse effect on the operating results and financial condition of the Company. The Company is statutorily and contractually prohibited from controlling any medical decisions made by a healthcare provider. Accordingly affiliated physicians may decline to enter into HMO agreements that are negotiated for them by the Company or may enter into contracts for the provision of medical services or make other financial commitments that are not intended to benefit the Company and which, accordingly, could have a material adverse effect on the operating results and financial condition of the Company. See "Business -- Operations".

     Risks Relating to Capital Requirements. The Company's growth strategy requires substantial capital for the acquisition of PPM businesses and assets of physician practices, and for their effective integration, operation and expansion. Affiliated physician practices may also require capital for renovation, expansion and additional medical equipment and technology.
The Company believes that its existing cash resources, the use of Common Stock for selected practice and other acquisitions, and available borrowings under the $1.0 billion credit facility (the "Credit Facility") with NationsBank, National Association (South), as administrative bank to a group of lenders, or any successor credit facility, will be sufficient to meet the Company's anticipated acquisition, expansion and working capital needs for the next twelve months. The Company expects from time to time to raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market allows in order to meet the capital needs of the Company. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing networks can be obtained. Any of such financings could result in increased interest and amortization expense, decreased income to fund future expansion and dilution of existing equity positions.

RISKS RELATING TO CAPITATED NATURE OF REVENUES; CONTROL OF HEALTHCARE COSTS

     A substantial portion of the Company's revenue is derived from agreements with HMOs that provide for the receipt of capitated fees. Under these agreements, the Company, through its affiliated physicians, is generally responsible for the provision of all covered outpatient benefits, regardless of whether the affiliated physicians directly provide the medical services associated with the covered benefits. The Company is statutorily and contractually prohibited from controlling any medical decisions made by any healthcare provider. To the extent that enrollees require more care than is anticipated or require supplemental medical care that is not otherwise reimbursed by the HMO, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. If revenue is insufficient to cover costs, the operating results and financial condition of the Company could be materially adversely affected. As a result, the Company's success will depend in large part on the effective management of healthcare costs through various methods, including utilization management, competitive pricing for purchased services and favorable agreements with payors. Recently, many providers, including the Company, have experienced pricing pressures with respect to negotiations with HMOs. In addition, employer groups are becoming increasingly successful in negotiating reductions in the growth of premiums paid for their employees' health insurance, which tends to depress the reimbursement for healthcare services. At the same time, employer groups are demanding higher accountability from payors and providers of healthcare services with respect to measurable accessibility, quality and service. If these trends continue, the cost of providing physician services could increase while the level of reimbursement could grow at a lower rate or could decrease. There can be no assurance that these pricing pressures will not have a material adverse effect on the operating results and financial condition of the Company. In addition, changes in healthcare practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of healthcare could have a material adverse effect on the operating results and financial condition of the Company.

     The Company's financial statements include estimates of costs for covered medical benefits incurred by HMO enrollees, but not yet reported. While these estimates are based on information available at the time of calculation, there can be no assurance that actual costs will approximate the estimates of such amounts. If the actual costs significantly exceed the amounts estimated and accrued, such additional costs could have a material adverse effect on the operating results and financial condition of the Company.

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

     The HMO agreements often contain shared-risk provisions under which additional revenue can be earned or economic penalties can be incurred based upon the utilization of hospital and non-professional services by HMO enrollees. The Company's financial statements contain accruals for estimates of shared-risk amounts receivable from or payable to the HMOs that contract with their affiliated physicians. These estimates are based upon inpatient utilization and associated costs incurred by HMO enrollees compared to budgeted costs. Differences between actual contract settlements and amounts estimated as receivable or payable relating to HMO risk-sharing arrangements are generally reconciled annually. This may cause fluctuations from amounts previously accrued. To the extent that HMO enrollees require more care than is anticipated or require supplemental care that is not otherwise reimbursed by the HMOs, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. Any such insufficiency could have a material adverse effect on the operating results and financial condition of the Company.

     Physician groups that render services on a fee-for-service basis (as opposed to a capitated plan) typically bill various third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the healthcare services provided to their patients. A significant portion of the revenue of the Company is derived from payments made by these third-party payors. There can be no assurance that payments under governmental programs or from other third-party payors will remain at present levels. In addition, third-party payors can deny reimbursement if they determine that treatment was not performed in accordance with the cost-effective treatment methods established by such payors or was experimental or for other reasons. Any material decrease in payments received from such third-party payors could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO CERTAIN CAREMARK LEGAL MATTERS

     OIG Settlement and Related Claims. Caremark agreed in June 1995 to settle with the Office of the Inspector General (the "OIG") of the United States Department of Health and Human Services (the "DHHS"), the Department of Justice ("DOJ"), the Veteran's Administration, the Federal Employee Health Benefits Program ("FEHBP"), the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") and related state investigative agencies in all 50 states and the District of Columbia a four-year-long investigation of Caremark (the "OIG Settlement"). Under the terms of the OIG Settlement, which covered allegations dating back to 1986, a subsidiary of Caremark pled guilty to two counts of mail fraud -- one each in Minnesota and Ohio -- resulting in the payment of civil penalties and criminal fines. The basis of these guilty pleas was Caremark's failure to provide certain information to CHAMPUS, FEHBP and federally funded healthcare benefit programs concerning financial relationships between Caremark and a physician in each of Minnesota and Ohio. See
"Business -- Legal Proceedings".

     In its agreement with the OIG and DOJ, Caremark agreed to continue to maintain certain compliance-related oversight procedures. Should these oversight procedures reveal credible evidence of legal or regulatory violations, Caremark is required to report such violations to the OIG and DOJ. Caremark is, therefore, subject to increased regulatory scrutiny and, in the event it commits legal or regulatory violations, Caremark may be subject to an increased risk of sanctions or penalties, including disqualification as a provider of Medicare or Medicaid services, which would have a material adverse effect on the operating results and financial condition of the Company.

     In connection with the matters described above relating to the OIG Settlement, Caremark is a party to various non-governmental claims and may in the future become subject to additional OIG-related claims. Caremark is a party to, or the subject of, various private suits and claims (including stockholder derivative actions and an alleged class action suit) being asserted in connection with matters relating to the OIG Settlement by Caremark's stockholders, patients who received healthcare services from Caremark and such patients' insurers. See "Business -- Legal Proceedings", Note 14 to the consolidated financial statements of the Company and Note 5 of the unaudited consolidated financial statements of the Company. In May 1996, three pharmacies, purporting to represent a class consisting of all of Caremark's competitors in the alternate site infusion therapy industry, filed a complaint against Caremark, a subsidiary of Caremark, and two other corporations in the United States District Court for the District of Hawaii alleging violations of the federal conspiracy laws, the antitrust laws and of


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California's unfair business practices statute. The complaint seeks unspecified treble damages, and attorneys' fees and expenses. The Company intends to defend this case vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     Private Payor Settlements. In March 1996, Caremark agreed to settle all disputes with a number of private payors. These disputes relate to businesses that were covered by the OIG Settlement. The settlements resulted in an after-tax charge of approximately $42.3 million. In addition, the Company will pay $23.3 million after-tax to cover the private payors' pre-settlement and settlement-related expenses. An after-tax charge for the above amounts was recorded in first quarter 1996 discontinued operations. The Company paid the settlement amounts in September 1996.

As of June 30, 1996, the pre-tax reserve for the costs of settlement of the OIG Settlement and the settlement with the private payors referred to above and related matters was approximately $110.0 million. This reserve represented management's estimate of the ultimate costs relating to the disposition of these matters. The Company cannot determine at this time what costs may be incurred in connection with future disposition of non-governmental claims or litigation. Therefore there can be no assurance that the ultimate costs of these matters will not exceed such reserve or that additional costs, claims and damages will not occur. Such additional costs, if incurred, could have a material adverse effect on the operating results and financial condition of the Company. See "Business -- Legal Proceedings", Note 14 to the consolidated financial statements of the Company and Note 5 to the unaudited consolidated financial statements of the Company.

     Coram Litigation. On September 11, 1995, Coram Healthcare Corporation ("Coram") filed a complaint in the San Francisco Superior Court against Caremark and its subsidiary, Caremark Inc., and 50 unnamed individual defendants. The complaint, which arises from Caremark's sale to Coram of Caremark's home infusion therapy business in April 1995, for approximately $209.0 million in cash and $100.0 million in securities, alleges breach of the Asset Sale and Note Purchase Agreement, dated January 29, 1995, as amended April 1, 1995, between Coram and Caremark, breach of related contracts, fraud, negligent misrepresentation and a right to contractual indemnity. Requested relief in Coram's amended complaint includes specific performance, declaratory relief, injunctive relief and damages of $5.2 billion. Caremark filed counterclaims against Coram in this lawsuit and also filed a lawsuit in the United States District Court in Chicago claiming that Coram committed securities fraud in its sale to Caremark of its securities in connection with the sale of Caremark's home infusion business to Coram. The lawsuit filed in federal court in Chicago has been dismissed, and Caremark's appeal of the dismissal was argued on May 10, 1996 and is now under submission. Coram's lawsuit is currently in the discovery phase. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

      Integrated Health Services, Inc. ("IHS") has entered into an agreement to acquire Coram, which the Company understands has been approved by the Boards of Directors of both IHS and Coram. In connection with this agreement, the Company has entered into an agreement with IHS pursuant to which the Coram Litigation is to be settled, contingent upon the acquisition of Coram by IHS. Under the agreement, all of the approximately $111 million in Coram promissory notes held by the Company will be cancelled and replaced by a new two year note in the principal amount of approximately $57.5 million, and the Company and Coram will enter into long-term preferred provider agreements pursuant to which IHS/Coram will provide services to the patients served by the Company's integrated delivery systems on a national basis. The Company understands that the acquisition of Coram by IHS is subject to the usual conditions found in transactions of this type, including approval of the stockholders of both companies, and is expected to be consummated early in the first quarter of 1997. The Company has no control over the conduct of the IHS/Coram transaction, and there can be no assurance that it will be consummated.

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     Caremark Acquisition Litigation.  In May 1996, two stockholders, each purporting to represent a class, filed complaints against Caremark and each of its directors in the Court of Chancery of the State of Delaware alleging breaches of the directors' fiduciary duty in connection with Caremark's then proposed merger with the Company. The complaints seek unspecified damages, injunctive relief, and attorneys' fees and expenses. The Company believes these complaints will not have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO EXPOSURE TO PROFESSIONAL LIABILITY; LIABILITY INSURANCE

     In recent years, physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. Although the Company does not engage in the practice of medicine or provide medical services, or control the practice of medicine by its affiliated physicians or the compliance with regulatory requirements directly applicable to the affiliated physicians and physician groups, there can be no assurance that the Company will not become involved in such litigation in the future. Through the Company's ownership and operation of Pioneer Hospital ("Pioneer Hospital"), U.S. Family Care Medical Center ("USFMC") and Friendly Hills Hospital ("Friendly Hills"), the Company could be subject to allegations of negligence and wrongful acts arising out of providing nursing care, emergency room services, credentialing of medical staff members and other activities incident to the operation of acute care hospitals. In addition, through its management of clinic locations and provision of non-physician healthcare personnel, the Company could be named in actions involving care rendered to patients by physicians employed by or contracting with affiliated medical organizations and physician groups.

     The Company maintains professional and general liability insurance. Nevertheless, certain types of risks and liabilities are not covered by insurance and there can be no assurance that the limits of coverage will be adequate to cover losses in all instances. In addition, the Company's practice management agreements require the affiliated physicians to maintain professional liability insurance coverage on their practice and on each employee and agent of the practice, and the Company generally is indemnified under each of the practice management agreements by the affiliated physicians for liabilities resulting from the performance of medical services. There can be no assurance that a future claim or claims will not exceed the limits of available insurance coverages or that indemnification will be available for all such claims. See "Business -- Corporate Liability and Insurance".

GOVERNMENT REGULATION

     Federal and state laws regulate the relationships among providers of healthcare services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for recommendation, leasing, arranging, ordering or purchasing of Medicare or Medicaid covered services, as well as laws that impose significant penalties for false or improper billings for physician services. These laws also impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion and penalties, if applied to the Company's affiliated physicians, could result in significant loss of reimbursement

     Moreover, the laws of many states, including California (from which a significant portion of the Company's revenues are derived), prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. As stated in Note 1 to the consolidated financial statements of the Company, the Company believes that it has perpetual and unilateral control over the assets and operations of the various affiliated professional corporations. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the practice of medicine or other federal restrictions. Although the Company believes its operations as currently conducted are in material compliance

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with existing applicable laws, there can be no assurance that the existing organization of the Company and its contractual arrangements with affiliated physicians will not be successfully challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. There can be no assurance that review of the business of the Company and its affiliates by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that the healthcare regulatory environment will not change so as to restrict existing operations or expansion thereof. In the event of action by any regulatory authority limiting or prohibiting the Company or any affiliate from carrying on its business or from expanding the operations of the Company and its affiliates to certain jurisdictions, structural and organizational modifications of the Company may be required, which could have a material adverse effect on the operating results and financial condition of the Company.

     In addition to the regulations referred to above, significant aspects of the Company's operations are subject to state and federal statutes and regulations governing workplace health and safety, the operation of pharmacies, repackaging of drug products, dispensing of controlled substances and the disposal of medical waste. The Company's operations may also be affected by changes in ethical guidelines and operating standards of professional and trade associations and private accreditation commissions such as the American Medical Association and the Joint Commission on Accreditation of Healthcare Organizations. Accordingly, changes in existing laws and regulations, adverse judicial or administrative interpretations of such laws and regulations or enactment of new legislation could have a material adverse effect on the operating results and financial condition of the Company. See "-- Risks Relating to Pharmacy Licensing and Operation".

     As of September 30, 1996, approximately 5% of the revenues of the Company's affiliated physician groups is derived from payments made by government-sponsored healthcare programs (principally, Medicare and state reimbursed programs). As a result, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of the Company. There are also state and federal civil and criminal statutes imposing substantial penalties (including civil penalties and criminal fines and imprisonment) on healthcare providers that fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. The Company believes it is in material compliance with such laws, but there can be no assurance that the Company's activities will not be challenged or scrutinized by governmental authorities or that any such challenge or scrutiny would not have a material adverse effect on the operating results and financial condition of the Company.

     Certain provisions of the Social Security Act, commonly referred to as the "Anti-kickback Statute", prohibit the offer, payment, solicitation, or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third-party payor patients. The Anti-Kickback Statute contains provisions prescribing civil and criminal penalties to which individuals or providers who violate such statute may be subjected. The criminal penalties include fines up to $25,000 per violation and imprisonment for five years or more. Additionally, the DHHS has the authority to exclude anyone, including individuals or entities, who has committed any of the prohibited acts from participation in the Medicare and Medicaid programs. If applied to the Company or any of its subsidiaries or affiliated physicians, such exclusion could result in a significant loss of reimbursement for the Company, up to a maximum of the approximately 5% of revenues derived from such programs, which could have a material adverse effect on the operating results and financial condition of the Company. Although the Company believes that it is not in violation of the Anti-kickback Statute or similar state statutes, its operations do not fit within any of the existing or proposed federal safe harbors.

     Significant prohibitions against physician referrals were enacted by the federal Omnibus Budget Reconciliation Act of 1993. Subject to certain exemptions, a physician or a member of his immediate family is prohibited from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. While the Company believes it is in compliance with such legislation, future regulations could require the Company to modify the form of its relationships with physician groups. Some

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states have also enacted similar self-referral laws, and the Company believes it is likely that more states will follow. The Company believes that its practices fit within exemptions contained in such statutes. Nevertheless, expansion of the operations of the Company into certain jurisdictions may require structural and organizational modifications of the Company's relationships with physician groups to comply with new or revised state statutes. Such structural and organizational modifications could have a material adverse effect on the operating results and financial condition of the Company.

     The Knox-Keene Health Care Service Plan Act of 1975 (the "Knox-Keene Act") and the regulations promulgated thereunder subject entities which are licensed as healthcare service plans in California to substantial regulation by the California Department of Corporations ("the DOC"). In addition, licensees under the Knox-Keene Act are required to file periodic financial data and other information (which generally become available to the public), maintain substantial tangible net equity on their balance sheets and maintain adequate levels of medical, financial and operational personnel dedicated to fulfilling the licensee's statutory and regulatory requirements. The DOC is empowered by law to take enforcement actions against licensees that fail to comply with such requirements. On March 5, 1996, the DOC issued to Pioneer Provider Network, Inc. ("PPN"), a wholly-owned subsidiary of the Company, a healthcare service plan license (the "Restricted License"). PPN is a recently created organization without an operating history, and there is no assurance that the DOC will view PPN's operations to be fully in compliance with applicable laws, including the Knox-Keene Act, and regulations. Any material non-compliance could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO PHARMACY LICENSING AND OPERATION

     The Company is subject to federal and state laws and regulations governing pharmacies. Federal controlled substance laws require the Company to register its pharmacies with the United States Drug Enforcement Administration and comply with security, record-keeping, inventory control and labeling standards in order to dispense controlled substances. State controlled substance laws require registration and compliance with the licensing, registration or permit standards of the state pharmacy licensing authority. State pharmacy licensing, registration and permit laws impose standards on the qualifications of the applicant's personnel, the adequacy of its prescription fulfillment and inventory control practices and the adequacy of its facilities. In general, pharmacy licenses are renewed annually. Pharmacists must also satisfy state licensing requirements. Any failure to satisfy such pharmacy licensing statutes and regulations could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO HEALTHCARE REFORM

     As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been, and other proposals may be, introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on the Company.

ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of the the Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Company's Second Amended and Restated By-laws (the "By-laws") and the Delaware General Corporation Law ("DGCL") could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. These provisions include a classified Board of Directors and the issuance, without further shareholder approval, of preferred stock with rights and privileges which could be senior to the Company's Common Stock. The Company also is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested shareholder. In addition, the Company's Stockholders' Rights Plan, which provides for discount purchase rights to certain stockholders of the Company upon certain acquisitions

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of 10% or more of the outstanding shares of the Company's Common Stock, may also inhibit a change in control of the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

     There may be significant volatility in the market price for the Company's Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy, the financial markets or the health care industry, or other developments affecting the Company or its competitors, could cause the market price of the Company's Common Stock to fluctuate substantially. In addition, in recent years, the stock market and, in particular, the health care industry segment, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Current Report on Form 8-K. Unless the context otherwise requires, as used herein, the term "MedPartners" or the "Company" refers collectively to MedPartners, Inc. and its predecessor, also named MedPartners, Inc. (the "Original Predecessor") and their respective subsidiaries and affiliates.

GENERAL

     The Original Predecessor was incorporated in January 1993, and affiliated with its initial physician practice in November 1993. Mullikin Medical Enterprises, L.P. ("MME") was formed by the merger of several physician partnerships in 1994, and the original business was organized in 1957. The Company is the result of the business combination between the Original Predecessor and MME, which was consummated in November 1995. In February and September of 1996, the Company combined with Pacific Physician Services, Inc. ("PPSI") and Caremark International Inc. ("Caremark"), respectively. These business combinations were accounted for as poolings of interests. The financial information referred to in this discussion reflects the combined operations of these entities and several additional entities accounted for as immaterial poolings of interests.

     MedPartners is the largest physician practice management ("PPM") company in the United States. The Company develops, consolidates and manages integrated healthcare delivery systems. Through its network of affiliated group and independent practice association ("IPA") physicians, the Company provides primary and specialty healthcare services to prepaid managed care enrollees and fee-for-service patients. The Company also operates one of the largest independent prescription benefit management ("PBM") programs in the United States and provides disease management services and therapies for patients with certain chronic conditions.

     The Company affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to managed care payor systems. The Company enhances clinic operations by centralizing administrative functions and introducing management tools, such as clinical guidelines, utilization review and outcomes measurement. The Company provides affiliated physicians with access to capital and advanced management information systems. MedPartners' PPM revenue is derived from the provision of fee-for-service medical services and from contracts with HMOs that compensate MedPartners and its affiliated physicians on a prepaid basis. In the prepaid arrangements, MedPartners, through its affiliated physicians, typically is paid by the HMO a fixed amount per member ("enrollee") per month ("professional capitation") or a percentage of the premium per member per month ("percent of premium") paid by employer groups and other purchasers of healthcare coverage to the HMOs. In return, MedPartners, through its affiliated physicians, is responsible for substantially all of the medical services required by enrollees. In many instances, MedPartners and its affiliated physicians accept financial responsibility for hospital and ancillary healthcare services in return for payment from HMOs on a capitated or percent of premium basis ("institutional capitation"). In exchange for these payments (collectively, "global capitation"), MedPartners, through its affiliated physicians, provides the majority of covered healthcare services to enrollees and contracts with hospitals and other healthcare providers for the balance of the covered services. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and increase their patient flow.

     The Company offers medical group practices and independent physicians a range of affiliation models. These affiliations are carried out by the acquisition of PPM entities or practice assets, either for cash or through equity exchange, or by affiliation on a contractual basis. In all instances, the Company enters into long-term practice management agreements with the affiliated physicians that provide for the management of their practices by the Company while at the same time providing for the clinical independence of the physicians.

     The Company also manages outpatient prescription drug benefit programs for more than 1,300 clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. The Company dispenses 42,000 prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a network of approximately 53,000 retail pharmacies. The Company is in the process of integrating its PBM program with the PPM business by providing pharmaceutical services to the affiliated physicians, clinics and HMOs. The Company's disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs that comprise drug therapies, physician support and patient education. The Company currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis.

RESULTS OF OPERATIONS

     Through the Company's network of affiliated group and IPA physicians, MedPartners provides primary and specialty healthcare services to prepaid managed care enrollees and fee-for-service patients. The Company also provides prescription benefit services to more than 15 million people in all 50 states and provides services and therapies to patients with certain chronic conditions, primarily hemophilia and growth disorders. The following table sets forth the earnings summary by service area for the periods indicated (in thousands):

                                                                            NINE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                  ----------------------------------     -----------------------
                                    1993        1994         1995           1995         1996
                                  --------   ----------   ----------     ----------   ----------
    Physician Services
      Net revenue...............  $688,405   $1,008,194   $1,613,761     $1,160,514   $1,839,021
      Operating income..........    23,901       26,670       75,847         53,358       90,203
      Margin....................       3.5%         2.6%         4.7%           4.6%         4.9%
    Pharmaceutical Services
      Net revenue...............  $631,200   $1,097,315    1,432,250     $1,049,050   $1,303,790
      Operating income..........    31,600       46,236       56,022         37,169       53,401
      Margin....................       5.0%         4.2%         3.9%           3.5%         4.1%
    Specialty Services
      Net revenue...............  $437,157   $  487,820   $  487,399     $  366,582   $  352,906
      Operating income..........    73,600       75,139       70,762         54,425       42,242
      Margin....................      16.8%        15.4%        14.5%          14.8%        12.0%
    Corporate Services
      Operating (loss)..........  $(32,349)  $  (35,212)  $  (24,668)    $  (19,496)  $  (17,179)
      Percentage of total net
         revenue................      (1.8%)       (1.4%)       (0.6%)         (0.8%)       (0.5%)

     The following table sets forth the breakdown of net revenue for physician services for the periods indicated:

                                                                            NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                    ----------------------------------   -----------------------
                                      1993        1994         1995         1995         1996
                                    --------   ----------   ----------   ----------   ----------
    Prepaid healthcare............  $455,299   $  620,701   $  982,128   $  638,899   $1,040,100
    Fee-for-service...............   219,586      363,507      612,007      507,460      788,418
    Other.........................    13,520       23,986       19,626       14,155       10,503
                                    --------   ----------   ----------   ----------   ----------
              Net revenue.........  $688,405   $1,008,194   $1,613,761   $1,160,514   $1,839,021
                                    ========    =========    =========    =========    =========

  Enrollment

     The Company's prepaid healthcare revenue is reflective of the number of HMO enrollees for whom it receives monthly capitation payments. Enrollment is categorized as either "commercial enrollment" (enroll-ees generally under the age of 65 whose health coverage is sponsored by employers) or "senior enrollment" (enrollees over the age of 65 who are retired and whose coverage is sponsored by Medicare). The Company receives professional capitation to provide physician services and institutional capitation to provide hospital care and other non-professional services. The table below reflects the growth in enrollment for professional and institutional capitation.

                                                  COMMERCIAL      SENIOR                     TOTAL
                                                  ENROLLEES      ENROLLEES      OTHER      ENROLLEES
                                                  ----------     ---------     -------     ---------
PROFESSIONAL CAPITATION:
December 31, 1995...............................    514,266         32,231      36,838       583,335
December 31, 1994...............................    507,396         38,051       3,374       548,821
December 31, 1993...............................    420,700         37,329       1,239       459,268

September 30, 1996..............................    824,182         54,150      47,324       925,662
September 30, 1995..............................    585,672         37,132      32,244       655,048

INSTITUTIONAL CAPITATION:
December 31, 1995...............................    417,879         53,511      22,922       494,312
December 31, 1994...............................    235,174         20,014          --       255,188
December 31, 1993...............................    227,561         11,431          --       238,992

September 30, 1996..............................    430,871         55,179     115,001       601,051
September 30, 1995..............................    342,374         51,316      14,668       408,358

TOTAL CAPITATION:
December 31, 1995...............................    932,145         85,742      59,760     1,077,647
December 31, 1994...............................    742,570         58,065       3,374       804,009
December 31, 1993...............................    648,261         48,760       1,239       698,260

September 30, 1996..............................  1,255,059        109,329     162,325     1,526,713
September 30, 1995..............................    928,046         88,448      46,912     1,063,406

  Results of Operations -- Nine Months Ended September 30, 1996 and 1995

     The following discussion of the results of operations for the nine months ended September 30, 1996 and 1995, respectively, is based upon the unaudited consolidated financial statements for such periods as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

     For the nine months ended September 30, 1996, net revenue was $3,496 million, compared to $2,576 million for the same period in 1995, an increase of 35.7%. The increase in net revenue primarily resulted from the affiliation with new physician practices and the increase in pharmaceutical services net revenue, which accounted for $263.7 million and $254.7 million of the increase in net revenue, respectively. The most significant physician practice acquisition during this period was the CIGNA Medical Group which was acquired in January 1996. This acquisition accounted for 88% of the new practice revenue. The increase in pharmaceutical services net revenue is attributable to pharmaceutical price increases, the addition of new customers, further penetration of existing customers and the sale of new products.

     Operating income grew 69.1% and 43.7% for the nine months ended September 30, 1996, as compared to the same period of 1995, for the physician services and pharmaceutical services areas, respectively. This growth is the result of higher net revenues in both areas and increases in operating margins resulting from the spreading of fixed overhead expenses over a larger revenue base and continued integration of operations in the physician services areas. Operating income and margins declined in the corresponding periods for the specialty services area as a result of lower volumes in the hemophilia business and continued pricing pressures for growth hormone products.

     Included in pre-tax loss for the nine months ended September 30, 1996 were merger expenses totaling $297.4 million relating to the business combinations with Caremark, PPSI and several other entities. The major components of the $297.4 million are listed in Note 3 of the unaudited consolidated interim financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

  Discontinued Operations

     During 1995 Caremark divested its clozaril patient management system, home infusion business, oncology management services business and Caremark Orthopedic Services, Inc. subsidiary. In accordance with APB 30, which addresses the reporting for disposition of business segments, the Company's consolidated financial statements present the operating income and net assets of these discontinued operations separately from continuing operations. Prior periods have been restated to conform with this presentation. Discontinued operations for the nine months ended September 30, 1995 reflects the net after-tax gain on the disposal of the clozaril patient management system, the home infusion business, and a $145.0 million after-tax charge for the settlement discussed in
Note 5 of the unaudited consolidated interim financial statements (included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30,
1996) related to the OIG investigation. Discontinued operations for the nine months ended September 30, 1996 reflects a $65.6 million after-tax charge related to the settlements with private payors discussed in Note 5 and an after-tax gain on disposition of the nephrology services business, net of disposal costs, of $2.1 million.

  Years Ended December 31, 1995 and 1994

     Net revenue for the year ended December 31, 1995 was $3,533.4 million, an increase of $940.1 million, or 36.3%, over the year ended December 31, 1994. The increase in net revenue primarily resulted from affiliation with new physician practices, the increase in prepaid enrollees at existing affiliated physician practices and the increase in pharmaceutical services net revenue, which accounted for $240.1 million, $295.8 million, and $334.9 million of the increase in net revenue, respectively. The most significant physician practice acquisition affecting this period was Friendly Hills which was acquired in May 1995. This acquisition accounted for 53% of the new practice revenue. The increase in pharmaceutical services net revenue resulted from increases in covered lives due to new payor contracts and greater penetration from existing contracts.

     Operating income grew 184.4% and 21.2% for 1995, as compared to 1994, for the physician services and pharmaceutical services areas, respectively. This growth is the result of higher net revenues in both areas. The physician services area also had a significant increase in operating margin from 2.6% in 1994 to 4.7% in 1995, resulting from the leveraging of fixed overhead expenses over a substantially larger revenue base, integration of operations and the impact of the varying margins of new affiliations. Operating income and margins declined in the corresponding periods for the specialty services area as a result of pricing pressures for growth hormone products.

     Including merger expenses, income from continuing operations for the year ended December 31, 1995 was $23.3 million compared to $54.1 million for 1994. Included in operating expenses for 1995 are merger expenses totaling $66.6 million related to business combinations accounted for as poolings of interests. Approximately $55.6 million related to the business combination with MME and its real estate partnerships. The major components of the total $66.6 million charge are listed in Note 13 of the consolidated financial statements.

     As of December 31, 1995, the Company had a cumulative net operating loss carryforward for federal income tax purposes of approximately $57.0 million available to reduce future amounts of taxable income. If not utilized to offset future taxable income, the net operating loss carryforwards will expire on various dates through 2010.

     In 1994, the Company established a valuation allowance of $14.6 million because it was more likely than not that the deferred tax asset would not be utilized in future periods. The valuation allowance was decreased by $14.2 million in 1995 because the realization of the deferred tax asset is now more likely than not. The primary factor in the determination of the realization of the deferred tax asset is the profitability of the ongoing business of the Company.

  Years Ended December 31, 1994 and 1993

     For the year ended December 31, 1994, net revenue was $2,593.3 million compared to $1,756.8 million for the year ended December 31, 1993. The increase in net revenue resulted from the increase in net revenue for pharmaceutical services of $466.1 million, the increase in revenue for specialty services of $50.7 million, the increase in prepaid enrollment at existing affiliated physician practices which generated an additional $165.4 million in revenue and the affiliation with new physician practices during 1994. Net revenues in the pharmaceutical services area grew due to expanded covered lives, incremental sales from retail drug benefits management services and additional revenues from mid-year alliances formed during 1994 with four major pharmaceutical companies. The increase in specialty services revenue was due primarily to growth in the hemophilia business, which had new patient gains, greater utilization per patient and greater sales of the higher priced recombinant factor therapies.

     Operating income grew 11.6% and 73.8% for 1994, as compared to 1993, for the physician services and pharmaceutical services areas, respectively, due to increased net revenue generated in each area. The physician services area, however, experienced a decline in operating margin from 3.5% in 1993 to 2.6% in 1994, primarily due to the decreasing margins experienced by MME and PPSI prior to affiliation with the Company. The decline in operating margins for pharmaceutical services from 5.0% in 1993 to 4.2% in 1994 reflects a higher amount of lower-margin retail sales in 1994. The margins for the specialty services area decreased from 16.8% in 1993 to 15.4% in 1994. This was primary due to a decrease in operating income from the growth hormone business. Partially offsetting these declines were results from the hemophilia business, which grew 27% from 1993 to 1994.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     The future operating results and financial condition of the Company are dependent on the Company's ability to market its services profitably, successfully increase market share and manage expense growth relative to revenue growth. Additionally, the future operating results and financial condition of the Company may be affected by a number of other factors including: the Company's growth strategy which involves the ability to raise the capital required to support growth, competition for expansion opportunities, integration risks and dependence on HMO enrollee growth; efforts to control healthcare costs; exposure to professional liability; and pharmacy licensing, healthcare reform and government regulation. Changes in one or more of these factors could have a material adverse effect on the future operating results and financial condition of the Company. See "Risk Factors".

     The Company completed the Caremark Acquisition in early September 1996. There are various Caremark legal matters which, if materially adversely determined, could have a material adverse effect on the Company's operating results and financial condition. See "Risk Factors -- Risks Relating to Certain Caremark Legal Matters", "Business -- Legal Proceedings" and the footnotes to the consolidated financial statements of the Company.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1996, the Company had working capital of $104.4 million, including cash and cash equivalents of $79 million. For the first nine months of 1996, cash flow from operations was $100.5 million. For the year ended December 31, 1995, cash flow from operations was $100.5 million. For the years ending December 31, 1993 and 1994, cash flow provided by operations was $72.4 million and $43.5 million, respectively. Cash flow from continuing operations for the first nine months of 1996 has been negatively impacted by the build up of accounts receivable in the physician services area relative to the growth of the existing practices. Various factors affect this build up including conversion of billing systems and the initial build up of accounts receivable for new providers and contracts.

     For the nine months ended September 30, 1996, the Company invested $116.2 million in acquisitions of the assets of physician practices and $106.0 million in property and equipment. For the year ended December 31, 1995, the Company invested $205.1 million in acquisitions of the assets of physician practices and $122.8 million in property and equipment. For the year ended December 31, 1994, the Company's investing activities totaled $248.0 million, which primarily was composed of $126.7 million related to practice acquisitions and $102.3 million related to the purchase of property and equipment. These expenditures were funded by approximately $128.1 million from equity proceeds and $232.3 million in net incremental borrowings. For the year ended December 31, 1993, the Company's investing activities totaled $91 million of which $17.4 million related to practice acquisitions and $65.9 million related to the purchase of property and equipment. These expenditures were funded by $51.8 million derived from equity proceeds and $65.1 in net incremental borrowings. Investments in acquisitions and property and equipment are anticipated to continue to be substantial uses of funds in future periods.

     In February 1995, the Original Predecessor completed a public offering of
5.1 million shares of Common Stock. Net proceeds of the offering were approximately $60.4 million, $30.4 million of which was applied to reduce the indebtedness then outstanding under the Original Predecessor's credit facility. In March 1996, the Company completed a public offering of 6.6 million shares of Common Stock. Net proceeds of the offering were approximately $194.0 million, $70.0 million of which was applied to reduce the indebtedness then outstanding under the Company's then-existing credit facility and $69.0 million of which was used to repay the outstanding convertible subordinated debentures of the Company.

     The Company entered into a $1 billion Revolving Credit and Reimbursement Agreement (the "Bank Credit Facility"), which became effective simultaneously with the closing of the Caremark acquisition on September 5, 1996, replacing its then existing credit facility. At the Company's option, pricing on the Bank Credit Facility is based on either a debt to cash flow test or the Company's senior debt ratings. No principal is due on the facility until its maturity date of September 2001. As of September 30, 1996, there was $445 million outstanding under the facility. The Bank Credit Facility contains affirmative and negative covenants which, among other things, require the Company to maintain certain financial ratios (including minimum net worth, minimum fixed charge coverage ratio, maximum indebtedness to cash flow), and set certain restrictions on investments, mergers and sales of assets. Additionally, the Company is required to obtain bank consent for acquisitions with an aggregate purchase price in excess of $75 million and which have more than half of the consideration paid in cash. The Bank Credit Facility is unsecured but provides a negative pledge on substantially all assets of the Company. As of September 30, 1996, the Company was in compliance with the covenants in the Bank Credit Facility.

     Effective October 8, 1996, the Company completed a $450 million senior note offering. The ten year notes carry a coupon rate of 7 3/8%. The notes are not redeemable by the Company prior to maturity and are not entitled to the benefit of any mandatory sinking fund. The notes are generally unsecured obligations of the Company ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all existing and future unsubordinated and unsecured obligations of the Company. The notes are effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. The notes are rated BBB/Baa3 by Standard & Poors and Moody's Investor Services, respectively. Net proceeds from the offering were used to reduce amounts under the Bank Credit Facility. The notes are pari passu to the Bank Credit Facility. On October 30, 1996 the Company completed its tender offer for Caremark's $100 million 6 7/8% notes due August 15, 2003. Of the $100 million principal amount of such notes outstanding, $99.9 million principal amount were tendered and purchased. The total consideration for each $1,000 principal amount of outstanding notes tendered was $1,017.72.

      The Company intends to acquire the assets of additional physician practices and to fund this growth with existing cash and cash equivalents, the use of the Company's Common Stock for selected practice and other acquisitions, and borrowings under the Bank Credit Facility. The Company believes that its existing cash resources, the use of the Company's Common Stock for selected practice and other acquisitions, and available borrowings under the Bank Credit Facility, will be sufficient to meet the Company's anticipated acquisition, expansion and working capital needs for the next twelve months. The Company may raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times and terms as management deems appropriate and the market allows, in order to meet the capital needs of the Company on a long-term basis (i.e., for a period in excess of 12 months).

QUARTERLY RESULTS (UNAUDITED)

     The following table sets forth certain unaudited quarterly financial data for 1994, 1995 and 1996. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited information and includes all adjustments (consisting of normal recurring items) necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                       QUARTER ENDED
                           ------------------------------------------------------------------------------------------------------
                           DECEMBER 31,  MARCH 31,  JUNE 30,   SEPTEMBER 30,  DECEMBER 31,  MARCH 31,    JUNE 30,   SEPTEMBER 30,
                               1994        1995       1995         1995           1995         1996        1996         1996
                           ------------  ---------  ---------  -------------  ------------  ----------  ----------  -------------
                                                                       (IN THOUSANDS)
Net revenue...............   $722,288    $794,611   $ 874,489    $ 907,046     $  957,264   $1,134,479  $1,179,223   $ 1,182,015
Operating expenses:
  Affiliated physician
    services..............    112,761     136,473     156,032      168,306        170,596      229,419     231,528       234,925
  Outside medical
    expenses..............     30,316      27,318      37,238       41,929         42,700       63,656      82,041        82,373
  Clinic expenses.........    112,554     136,072     169,659      181,512        197,019      253,816     248,671       250,917
  Non-clinic goods and
    services..............    368,031     410,477     419,204      415,180        443,214      477,264     508,267       498,145
  General and
    administrative
    expenses..............     40,372      36,453      37,041       35,744         35,628       38,665      31,981        33,001
  Depreciation and
    amortization..........     17,475      12,434      14,440       15,178         15,600       19,309      21,938        21,134
                             --------    --------   ---------     --------      ---------   ----------  ----------    ----------
Operating income..........     40,779      35,384      40,875       49,197         52,507       52,350      54,797        61,520
Non-operating expenses:
  Net interest expense....      4,701       6,263       2,187        5,344          3,762        7,431       4,712         5,725
  Merger expenses.........         --          --       1,051        3,473         62,040       34,448          --       263,000
  Losses on investments...         --          --          --           --         86,600           --          --            --
  Other, net..............       (864)       (406)          5          (27)           236         (144)       (229)          (37)
                             --------    --------   ---------     --------      ---------   ----------  ----------    ----------
Income (loss) from
  continuing operations
  before taxes............     36,942      29,527      37,632       40,407       (100,131)      10,615      50,314      (207,168)
  Income tax expense
    (benefit).............     15,479      10,886      13,888       15,140        (55,773)       6,598      17,321       (55,634)
                             --------    --------   ---------     --------      ---------   ----------  ----------    ----------
Income (loss) from
  continuing operations...     21,463      18,641      23,744       25,267        (44,358)       4,017      32,993      (151,534)
Discontinued operations:
  Income (loss) from
    discontinued
    operations............      8,113      (2,605)   (144,011)      (5,791)       (15,935)     (68,879)         --            --
  Net gains on sales of
    discontinued
    operations............         --      10,895      (3,810)          --         24,729        2,080          --            --
                             --------    --------   ---------     --------      ---------   ----------  ----------    ----------
  Income (loss) from
    discontinued
    operations............      8,113       8,290    (147,821)      (5,791)         8,794      (66,799)         --            --
                             --------    --------   ---------     --------      ---------   ----------  ----------    ----------
        Net income
          (loss)..........   $ 29,576    $ 26,931   $(124,077)   $  19,476     $  (35,564)  $  (62,782) $   32,993   $  (151,534)
                             ========    ========   =========     ========      =========   ==========  ==========    ==========

     The Company's historical unaudited quarterly financial data have been restated to include the results of all businesses acquired prior to September 30, 1996, that were accounted for as poolings of interests (collectively, the "Mergers"). The Company's Quarterly Reports on Form 10-Q were filed prior to the Mergers and thus, differ from the amounts for the quarters included herein. The differences caused solely by the operation of the merged companies are summarized as follows:

                                                                     QUARTER ENDED
                      -----------------------------------------------------------------------------------------------------------
                        MARCH 31, 1995        JUNE 30, 1995     SEPTEMBER 30, 1995      MARCH 31, 1996          JUNE 30, 1996
                      -------------------  -------------------  -------------------  ---------------------  ---------------------
                                    AS                   AS                   AS                    AS                     AS
                      FORM 10-Q  RESTATED  FORM 10-Q  RESTATED  FORM 10-Q  RESTATED  FORM 10-Q   RESTATED   FORM 10-Q   RESTATED
                      ---------  --------  ---------  --------  ---------  --------  ---------  ----------  ---------  ----------
                                                                    (IN THOUSANDS)
Net revenue..........  $45,667   $794,611   $57,272   $874,489   $76,019   $907,046  $332,549   $1,134,479  $360,398   $1,179,223
Income (loss) from
  continuing
  operations before
  income taxes.......      765     29,527       820     37,632     2,265     40,407   (21,435)      10,615    16,153       50,314
Income tax expense
  (benefit)..........      291     10,886       260     13,888       770     15,140    (5,935)       6,598     6,129       17,321
Income (loss) from
  discontinued
  operations.........       --      8,290        --   (147,821)       --     (5,791)       --      (66,799)       --           --
Net income (loss)....      474     26,931       560   (124,077)    1,495     19,476   (15,500)     (62,782)   10,024       32,993

        INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF MEDPARTNERS, INC.

                                                                                       PAGE
                                                                                      NUMBER
                                                                                      ------
MEDPARTNERS, INC.
Report of Independent Auditors......................................................    19
Consolidated Balance Sheets as of December 31, 1994 and 1995........................    20
Consolidated Statements of Operations for the years ended December 31, 1993, 1994
  and 1995..........................................................................    21
Consolidated Statements of Stockholders' Equity for the years ended December 31,
  1993, 1994 and 1995...............................................................    22
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994
  and 1995..........................................................................    23
Notes to Consolidated Financial Statements..........................................    24

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
MedPartners, Inc.

     We have audited the accompanying consolidated balance sheets of MedPartners, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MedPartners, Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Birmingham, Alabama
October 10, 1996

                               MEDPARTNERS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1994           1995
                                                                      ----------     ----------
                                                                           (IN THOUSANDS)
                                            ASSETS
Current assets:
  Cash and cash equivalents.........................................  $   98,778     $   84,460
  Marketable securities.............................................      27,400         84,067
  Accounts receivable, less allowances for bad debts of $50,204,000
     and $80,077,000................................................     349,556        500,710
  Inventories.......................................................     181,040        122,279
  Prepaid expenses and other current assets.........................      25,030         39,583
                                                                      ----------     ----------
          Total current assets......................................     681,804        831,099
Property and equipment, net.........................................     290,323        454,658
Intangible assets, net..............................................     180,233        370,939
Deferred tax asset..................................................          --         72,392
Other assets........................................................      23,997         39,611
Net assets of discontinued operations...............................     399,900         36,300
                                                                      ----------     ----------
          Total assets..............................................  $1,576,257     $1,804,999
                                                                       =========      =========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................  $  215,051     $  278,240
  Other accrued expenses and liabilities............................     142,086        214,538
  Accrued medical claims payable....................................      47,851         52,434
  Notes payable.....................................................     109,300         81,900
  Current portion of long-term liabilities..........................      15,370         13,173
                                                                      ----------     ----------
          Total current liabilities.................................     529,658        640,285
Long-term debt, net of current portion..............................     382,829        528,921
Other long-term liabilities.........................................      42,294         42,053
Deferred income taxes...............................................       8,133             --
Commitments and Contingencies (Note 14)
Redeemable convertible preferred stock:
  Series A $.001 par value; 4,500,000 shares authorized, 4,001,000
     shares issued..................................................       8,001             --
  Series B $.001 par value; 3,500,000 shares authorized, 3,000,000
     shares issued..................................................      12,000             --
Stockholders' equity:
  Common stock, $.001 par value; 200,000,000 shares authorized,
     issued -- 115,122,000 in 1994 and 142,017,000 in 1995..........         115            142
  Additional paid-in capital........................................     201,953        476,472
  Notes receivable from stockholders................................      (2,349)        (1,930)
  Unrealized gain (loss) on marketable equity securities, net of
     deferred taxes.................................................          14             (7)
  Unamortized deferred compensation.................................      (3,552)        (2,682)
  Shares held in trust, 9,317,000 in 1995...........................          --       (150,200)
  Retained earnings.................................................     397,161        271,945
                                                                      ----------     ----------
          Total stockholders' equity................................     593,342        593,740
                                                                      ----------     ----------
          Total liabilities and stockholders' equity................  $1,576,257     $1,804,999
                                                                       =========      =========

See accompanying notes to consolidated financial statements.

                               MEDPARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1993         1994         1995
                                                             ----------   ----------   ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                           AMOUNTS)
Net revenue................................................  $1,756,762   $2,593,329   $3,533,410
Operating expenses:
  Affiliated physician services............................     272,128      412,075      631,407
  Outside medical expenses.................................      70,427      102,496      149,185
  Clinic expenses..........................................     284,509      413,969      684,262
  Non-clinic goods and services............................     884,014    1,365,203    1,688,075
  General and administrative expenses......................     123,468      145,937      144,866
  Depreciation and amortization............................      25,464       40,816       57,652
                                                             ----------   ----------   ----------
          Operating income.................................      96,752      112,833      177,963
Non-operating expenses (income):
  Net interest expense.....................................       7,021       14,885       17,556
  Merger expenses..........................................          --           --       66,564
  Losses on investments....................................          --           --       86,600
  Other income, net........................................      (1,574)        (143)        (192)
                                                             ----------   ----------   ----------
          Income from continuing operations before income
            taxes and cumulative effect of change in method
            of accounting for income taxes.................      91,305       98,091        7,435
Income tax expense (benefit) (Note 1)......................      43,126       44,022      (15,859)
Cumulative effect of change in method of accounting for
  income taxes.............................................         298           --           --
                                                             ----------   ----------   ----------
          Income from continuing operations................      47,881       54,069       23,294
Discontinued operations:
  Income (loss) from discontinued operations net of income
     taxes (benefits) of $20,700, $18,000 and $(72,100) in
     1993, 1994 and 1995, respectively.....................      30,808       25,902     (168,342)
     Net gain on sales of discontinued operations, net of
       income taxes of $21,200.............................          --           --       31,814
                                                             ----------   ----------   ----------
          Income (loss) from discontinued operations.......      30,808       25,902     (136,528)
                                                             ----------   ----------   ----------
Net income (loss)..........................................  $   78,689   $   79,971   $ (113,234)
                                                             ==========   ==========   ==========
Earnings per common and common equivalent shares
  outstanding:
  Income from continuing operations........................  $     0.40   $     0.42   $     0.17
  Income (loss) from discontinued operations...............        0.26         0.21        (1.00)
                                                             ----------   ----------   ----------
Net income (loss)..........................................  $     0.66   $     0.63   $    (0.83)
                                                             ==========   ==========   ==========
Weighted average common and common equivalent shares
  outstanding..............................................     119,380      127,409      135,990
                                                             ==========   ==========   ==========

See accompanying notes to consolidated financial statements.

                               MEDPARTNERS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                    YEAR ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                   1993       1994       1995
                                                                 --------   --------   --------
                                                                         (IN THOUSANDS)
Common Stock:
  Balance, beginning of year...................................  $    102   $    107   $    115
     Common stock issued and capital contributions.............         5          8          9
     Redemption of shares at par on September 1, 1993..........        (1)        --         --
     Conversion of preferred stock.............................        --         --          7
     Stock issued under employee benefit plans.................         1         --         --
     Stock issued in connection with acquisitions..............        --         --          2
     Contributions to employee benefit trust...................        --         --          9
                                                                 --------   --------   --------
  Balance, end of year.........................................       107        115        142
Additional Paid-In-Capital:
  Balance, beginning of year...................................   116,780    153,692    201,953
     Common stock issued and capital contributions.............    42,625     61,852     98,581
     Capital distributions.....................................    (8,060)   (18,743)   (30,970)
     Stock options.............................................     2,287        802      1,124
     Deferred compensation on issuance of options..............        --      4,350         --
     Balances for immaterial pooling-of-interest entities......        --         --          2
     Conversion of preferred stock.............................        --         --     19,994
     Stock issued in connection with acquisitions..............        60         --     35,598
     Contribution to employee benefit trust....................                         150,190
                                                                 --------   --------   --------
  Balance, end of year.........................................   153,692    201,953    476,472
Notes Receivable From Stockholders:
  Balance, beginning of year...................................    (2,042)    (2,396)    (2,349)
     Net change in notes receivable from stockholders..........      (354)        47        419
                                                                 --------   --------   --------
  Balance, end of year.........................................    (2,396)    (2,349)    (1,930)
Unrealized Gain (Loss) on Marketable Securities:
  Balance, beginning of year...................................        --       (166)        14
     Unrealized gain (loss) on marketable securities, net of
       deferred taxes..........................................      (166)       180        (21)
                                                                 --------   --------   --------
  Balance, end of year.........................................      (166)        14         (7)
Unamortized Deferred Compensation:
  Balance, beginning of year...................................       (11)        --     (3,552)
     Amortization of deferred compensation.....................        11        798        870
     Deferred compensation on issuance of options..............               (4,350)
                                                                 --------   --------   --------
  Balance, end of year.........................................        --     (3,552)    (2,682)
Shares Held in Trust:
  Balance, beginning of year...................................        --         --         --
     Contribution to employee benefit trust....................        --         --   (150,200)
                                                                 --------   --------   --------
  Balance, end of year.........................................        --         --   (150,200)
Retained Earnings:
  Balance, beginning of year...................................   259,877    324,919    397,161
     Net income (loss).........................................    78,689     79,971   (113,234)
     Dividends and distributions paid..........................   (18,685)   (10,008)   (11,674)
     Pro forma tax provision of pooled entities................     5,038      2,279         --
     Balance for immaterial pooling-of-interests entities......        --         --       (308)
                                                                 --------   --------   --------
  Balance, end of year.........................................   324,919    397,161    271,945
                                                                 --------   --------   --------
          Total stockholders' equity...........................  $476,156   $593,342   $593,740
                                                                 ========   ========   ========

See accompanying notes to consolidated financial statements.

                               MEDPARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                             1993         1994          1995
                                                           --------     ---------     ---------
                                                                      (IN THOUSANDS)
Cash flows from continuing operations:
  Income from continuing operations......................  $ 47,881     $  54,069     $  23,294
  Adjustments for non-cash items:
     Depreciation and amortization.......................    25,464        40,816        57,652
     Provision for deferred taxes........................    29,767        10,515       (47,571)
     Merger expenses.....................................        --            --        66,564
     Loss on sale of investments.........................        --            --        86,600
     Other...............................................     1,503         6,755         1,683
  Changes in operating assets and liabilities, net of
     effects of acquisitions.............................   (32,369)      (68,703)      (87,744)
                                                           --------     ---------     ---------
          Net cash and cash equivalents provided by
            continuing operations........................    72,246        43,452       100,478
Investing activities:
  Net cash used to fund acquisitions.....................   (17,413)     (126,697)     (205,051)
  Purchase of property and equipment.....................   (65,927)     (102,282)     (122,825)
  Net proceeds (purchases) of marketable securities......    (8,212)      (17,560)        1,636
  Other..................................................       595        (1,305)       (6,689)
                                                           --------     ---------     ---------
          Net cash and cash equivalents used in investing
            activities...................................   (90,957)     (247,844)     (332,929)
Financing activities:
  Common stock issued and capital contributions..........    51,813       128,098        83,392
  Capital distributions..................................   (10,037)      (21,045)      (37,771)
  Proceeds from debt.....................................   128,434       266,375       151,996
  Repayment of debt......................................   (63,340)      (34,125)      (84,626)
  Dividends and distributions paid.......................   (13,114)       (7,453)       (9,355)
  Other..................................................    (3,188)           68            (3)
                                                           --------     ---------     ---------
          Net cash and cash equivalents provided by
            financing activities.........................    90,568       331,918       103,633
Cash flow from discontinued operations, net of
  divestiture proceeds...................................    25,500      (180,000)      114,500
                                                           --------     ---------     ---------
Net increase (decrease) in cash and cash equivalents.....    97,357       (52,474)      (14,318)
Cash and cash equivalents at beginning of year...........    53,895       151,252        98,778
                                                           --------     ---------     ---------
Cash and cash equivalents at end of year.................  $151,252     $  98,778     $  84,460
                                                           ========     =========     =========
Supplemental Disclosure of Cash Flow Information
  Cash paid during the period for:
     Interest............................................  $  7,262     $  18,241     $  33,150
                                                           ========     =========     =========
     Income taxes........................................  $ 27,027     $  28,436     $  14,820
                                                           ========     =========     =========

See accompanying notes to consolidated financial statements.

                               MEDPARTNERS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

NOTE 1. ACCOUNTING POLICIES

  Description of Business

     MedPartners, Inc. (the "Original Predecessor") was incorporated in January 1993, and affiliated with its initial physician practice in November 1993. Mullikin Medical Enterprises, L.P. ("MME") was formed by the merger of several physician partnerships in 1994, and the original business was organized in 1957. MedPartners/Mullikin, Inc. was formed as a result of the business combination between the Original Predecessor and MME, which was consummated in November 1995. In February and September of 1996 MedPartners/Mullikin, Inc. combined with Pacific Physician Services, Inc. ("PPSI") and Caremark International Inc. ("Caremark"), respectively. These business combinations were accounted for as poolings-of-interests. The combined companies were renamed MedPartners, Inc. (herein refereed to as the "Company" or "MedPartners") in conjunction with the business combination with Caremark. The financial information referred to in this discussion reflects the combined operations of these entities and several additional entities accounted for as immaterial poolings-of-interests.

     MedPartners is the largest physician practice management ("PPM") company in the United States. The Company develops, consolidates and manages integrated healthcare delivery systems. Through its network of affiliated group and independent practice association ("IPA") physicians, the Company provides primary and specialty healthcare services to prepaid managed care enrollees and fee-for-service patients. The Company also operates one of the largest independent prescription benefit management ("PBM") programs in the United States and provides disease management services and therapies for patients with certain chronic conditions.

     The Company affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to managed care payor systems. The Company enhances clinic operations by centralizing administrative functions and introducing management tools, such as clinical guidelines, utilization review and outcomes measurement. The Company provides affiliated physicians with access to capital and advanced management information systems. The Company's physician services revenue is derived from the provision, through its affiliated physicians, of fee-for-service medical services and from contracts with health maintenance organizations and other third-party payors which compensate the Company and its affiliated physicians on a prepaid basis (collectively, "HMOs"). These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and increase their patient flow.

     The Company offers medical group practices and independent physicians a range of affiliation models. These affiliations are carried out by the acquisition of PPM entities or practice assets, either for cash or through equity exchange, or by affiliation on a contractual basis. In all instances, the Company enters into long-term practice management agreements with the affiliated physicians that provide for the management of their practices by the Company while at the same time providing for the clinical independence of the physicians.

     The Company also manages outpatient prescription drug benefit programs for more than 1,200 clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. The Company dispenses 42,000 prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a network of approximately 53,000 retail pharmacies. The Company is in the process of integrating its PBM program with the PPM business by providing pharmaceutical services to the affiliated physicians, clinics and HMOs. The Company's disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs that comprise drug therapies, physician support and patient education. The Company currently provides therapies

                               MEDPARTNERS, INC.

NOTE 1. ACCOUNTING POLICIES -- (CONTINUED) and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis.

  Basis of Presentation

     The consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and its wholly-owned subsidiaries. Through the 20- to 40-year practice management agreements between the Company's wholly-owned subsidiaries and the various professional corporations (PCs), the Company has assumed full responsibility for the operating expenses in return for the assignment of the revenue of the PCs. The Company believes it has, as opposed to affiliates of the Company, perpetual, unilateral control over the assets and operations of the various PCs, and notwithstanding the lack of technical majority ownership of the stock of such entities, consolidation of the various PCs is necessary to present fairly the financial position and results of operations of the Company because there exists a parent-subsidiary relationship by means other than record ownership of a majority of voting stock. Control by the Company is perpetual rather than temporary because of (i) the length of the original terms of the agreements,
(ii) the continuing investment of capital by the Company, (iii) the employment of the majority of the nonphysician personnel, and (iv) the nature of the services provided to the PCs by the Company. The Company's financial relationship with each practice offers the physicians access to capital, management expertise, sophisticated information systems, and managed care contracts. The Company's revenue is derived from medical services provided by physicians under the practice management agreements, which revenue has been assigned to the Company. The Company contracts directly with the HMOs to provide medical services to HMO enrollees who have chosen the Company's affiliated physicians, or, in some cases, physicians who are members of the Company's IPAs. The Company also contracts with hospitals to provide medical staff for various hospital departments. The Company's profitability depends on enhancing operating efficiency, expanding healthcare services provided, increasing market share and assisting affiliated physicians in managing the delivery of medical care.

  Nature of Physician Compensation Arrangements

     The Company compensates PCs with which it has contracted to provide healthcare services to the Company's clinics primarily under four basic arrangements. In all circumstances, the Company is responsible for the billing and collection of the revenue related to services provided at the Company's clinics as well as for paying all expenses of the clinic including physician compensation. The Company records all such revenue for services performed by the physicians at the clinics. In no instance is the Company paid a fixed fee to cover clinic operating expenses. The Company always remains at risk for the expenses of the clinics earnings. In the four types of arrangements described below, the Company is not sharing revenue with the PCs or its physician owners.

     Approximately 28% of the Company's revenue at December 31, 1995 is received under capitation arrangements. Under these arrangements, the Company contracts with licensed HMOs for a broad range of health care services and in turn subcontracts for the delivery of health care with hospitals, ancillary providers, and professional medical organizations, including PCs that are affiliated with the Company through management agreements. Pursuant to these arrangements, the PC is paid on a per member per month basis by the Company. From this amount, the PC pays liability insurance premiums and compensates its physician owners. The PCs do not have the authority to participate in the negotiations of contracts with HMOs.

     Under the second type of arrangement, which represents approximately 9% of the Company's revenue at December 31, 1995, the Company pays the PC for the health care services provided at MedPartners' clinics at a negotiated fixed dollar amount. At the Company's sole discretion, the physicians are eligible to receive a bonus based on performance criteria and goals. The amount of the discretionary bonus is determined solely by

                               MEDPARTNERS, INC.

NOTE 1. ACCOUNTING POLICIES -- (CONTINUED) the Company's management and is not directly correlated to clinic revenue and gross profit. In these arrangements, the Company is responsible for the billing and collection of all revenues for the services provided at its clinics as well as paying all expenses, including physicians compensation.

     Under the third type of arrangement, which represents approximately 8% of the Company's revenue at December 31, 1995, the PC is compensated on a negotiated fee-for-service basis for health care services performed at the Company's clinics. In these arrangements the Company bills and collects for all services rendered at its clinics and pays all expenses of the clinics, including physicians' compensation, which is based on the fee for service revenue generated at the clinics (which typically represents between 40 to 70 percent of the clinic's net revenues). Again, the Company is not reimbursed for the clinic expenses, rather it is responsible and at risk for all such expenses.

     Under the fourth type of arrangement, representing approximately 7% of the Company's revenue at December 31, 1995, the PC receives a salary plus bonus and a profit sharing payment of 50% of consolidated clinic earnings before taxes ("clinic earnings"). Clinic earnings in these arrangements include all expenses, management fees paid to the Company and physician compensation.

     The fee retained by the Company includes direct management expenses of operating the clinics plus additional amounts which reflect a portion or all of the residual equity interest in the clinics after payment of physician compensation (including discretionary bonuses, if any), other medical costs and management expenses. Under the four basic arrangements discussed above, these additional amounts (representing clinic earnings) retained by MedPartners take the following forms: (1) 100% of clinic earnings (as defined above); (2) 100% of clinic earnings; (3) 100% of clinic earnings, and (4) a variable percentage of the clinic's earnings (as defined above).

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amounts of all cash and cash equivalents approximate fair value.

  Marketable Securities

     Effective August 1, 1994, the Company adopted Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments in equity securities that have readily determinable fair values and investments in debt securities be classified in three categories: held-to-maturity, trading and available-for-sale. Based on the nature of the assets held by the Company and management's investment strategy, the Company's investments have been classified as available-for-sale.

     Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity unless a decline in value is judged other than temporary. When this is the case, unrealized losses are reflected in operations. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity.

                               MEDPARTNERS, INC.

NOTE 1. ACCOUNTING POLICIES -- (CONTINUED)
Such amortization is included in interest income. The cost of securities sold is based on the specific identification method.

  Inventories

     Inventories, which are primarily finished goods, consist of pharmaceutical drugs, medical equipment and supplies and are stated at the lower of cost (first-in, first-out method) or market.

  Property and Equipment

     Property and equipment are stated at cost, which for the used assets being acquired is usually determined by an independent appraisal. Depreciation of property and equipment is calculated using either the declining balance or the straight-line method over the shorter of the estimated useful lives of the assets or the term of the underlying leases. Estimated useful lives range from 3 to 10 years for equipment, 5 to 20 years for leasehold improvements and 5 to 40 years for buildings and improvements based on type and condition of assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

     Interest costs associated with the construction of certain capital assets are capitalized as part of the cost of those assets. Interest costs approximating $5.1 million were capitalized in 1995. The Company also capitalizes purchased and internally developed software costs to the extent they are expected to benefit future operations. Capitalized software costs included in construction-in-progress approximated $67.8 million at December 31, 1995.

  Intangible Assets

     Excess of cost over fair value of assets acquired (goodwill) is being amortized using the straight-line method over terms of the related practice management agreements, generally 20 to 40 years. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying value of the goodwill is reduced by the estimated shortfall of cash flows. Costs of obtaining practice management agreements are capitalized as incurred and are amortized using the straight-line method. These costs include all direct costs of obtaining such agreements, which include such items as filing fees, legal fees and travel and related development costs. The Company has elected to amortize these costs over a three to five year period. Other intangible assets include costs associated with obtaining long-term financing, which are being amortized and included in interest expense systematically over the terms of the related debt agreements.

  Restatement of Financial Statements

     The Company has merged with the following entities during 1995 and the nine months ended September 30, 1996 in transactions that were accounted for as poolings of interests. Accordingly, the financial statements for all periods prior to the effective dates of these mergers have been restated to include the results of these entities. The Company issued 123.9 million shares of its common stock in these and other insignificant poolings-of-interests transactions.

                                                                           EFFECTIVE DATE OF
                               ENTITY NAME                                       MERGER
-------------------------------------------------------------------------  ------------------
Mullikin Medical Enterprises, L.P. and related real estate
  partnerships...........................................................  November 29, 1995
Pacific Physician Services, Inc..........................................  February 22, 1996
Caremark International Inc...............................................  September 5, 1996

                               MEDPARTNERS, INC.

NOTE 1. ACCOUNTING POLICIES -- (CONTINUED)
  Income Taxes

     The Company is a corporation subject to federal and state income taxes. Deferred income taxes are provided for temporary differences between financial and income tax reporting relating primarily to net operating losses which must be carried forward to future periods for income tax reporting purposes.

     Prior to the poolings noted previously, several entities were S Corporations and MME and related real estate entities were partnerships and were therefore not subject to federal and state income taxes. Proforma income tax provisions are reflected in income tax expense in the consolidated statements of operations for 1993 and 1994 to provide for additional federal and state income taxes which would have been incurred had these entities been taxed as C Corporations. The pro forma income tax expense included in 1993 and 1994 operations was $5.0 and $2.3 million, respectively.

  Net Revenue

     Net revenue is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and are adjusted in future periods as final settlements are determined.

     During 1993, 1994 and 1995, approximately 5% of net revenue was received from governmental programs. Governmental programs pay physician services based on fee schedules which are determined by the related government agency.

     The Company has contracts with various managed care organizations to provide physician services based on negotiated fee schedules. Under various contracts with HMOs, capitation is received to cover all physicians and hospital services needed by the HMO members. Capitation payments are recognized as revenue on the accrual basis, and represent approximately 26%, 24% and 28% of the Company's total net revenue in 1993, 1994 and 1995, respectively. Liabilities for physician services provided and hospital services incurred are accrued in the month services are rendered. The provision for accrued claims payable which represents the amount payable for services incurred by patients not yet paid is validated by actuarial review. Management believes that the provision at December 31, 1995 is adequate to cover claims which will ultimately be paid.

  Fiscal Year

     At December 31, 1993, MME changed its fiscal year-end from January 31 to December 31. As a result, the consolidated financial statements for the year ended December 31, 1993 contain only eleven months of operations for MME. PPSI's financial statements are for twelve month periods ending October 31. Beginning January 1, 1996, PPSI adopted a December 31, fiscal year end.

  Stock Option Plans

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant and the number of shares are fixed, no compensation expense is recognized.

                               MEDPARTNERS, INC.

NOTE 1. ACCOUNTING POLICIES -- (CONTINUED)
  Impairment of Long-Lived Assets

     Effective December 31, 1995, the Company adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Statement No. 121 is applicable for most long-lived assets, identifiable intangibles, and goodwill related to those assets; it does not apply to financial instruments and deferred taxes. Management has determined that long-lived assets are fairly stated in the accompanying balance sheet, and that no indicators of impairment are present.

NOTE 2. DISCONTINUED OPERATIONS

     During 1995, Caremark divested of several non-strategic businesses. In accordance with APB No. 30, which addresses the reporting for disposition of business segments, the Company's Consolidated Financial Statements present the operating results and net assets of discontinued operations separately from continuing operations. Prior periods have been restated to conform with this presentation.

     Effective March 31, 1995, Caremark sold its clozaril patient management system to Health Management, Inc. for $23.3 million in cash and notes. This business involved managing the care of schizophrenia patients nationwide through the distribution of the clozaril drug and related testing services to monitor patients for potentially serious side effects. Net revenues of this business for the three months ended March 31, 1995 were $12.3 million and were $78.5 and $84.0 million for the years 1993 and 1994, respectively. The after-tax gain on disposition of this business was $11.1 million.

     Effective April 1, 1995, Caremark sold its home infusion business to Coram Healthcare Corporation ("Coram") for $309 million in cash and securities, subject to post-closing adjustments based on the net assets transferred. The sale included Caremark's home intravenous infusion therapy, women's health services and the home care management system. Certain severance and legal obligations remained with Caremark (see Note 14 -- Commitments and Contingencies). Net revenue of this business for the three months ended April 1, 1995 was $96.1 million and was $420.5 and $441.9 million for the years 1993 and 1994, respectively. The after-tax loss on disposition of this business was $4.0 million. In 1995 net losses from this business reflected in discontinued operations include $154.8 million related to the legal settlement discussed in
Note 14.

     Effective September 15, 1995, Caremark sold its oncology management services business to Preferred Oncology Networks of America, Inc., for securities valued at $3.6 million. The business provides management services to single-specialty oncology practices. Net revenues of this business for the 1995 period up to the date of sale were $8.9 million and were $30.6 and $29.4 million for the years 1993 and 1994, respectively. There was no after-tax gain or loss on the disposition.

     Effective December 1, 1995 Caremark sold its Caremark Orthopedic Services, Inc. subsidiary to HEALTHSOUTH Corporation for $127.0 million in cash, subject to post-closing adjustments. This business provides outpatient physical therapy and rehabilitation services. Net revenues of this business for the 1995 period up to the date of sale were $69.1 million and were $47.0 and $55.8 million for the years 1993 and 1994, respectively. The after-tax gain on disposition of this business was $24.7 million.

     Effective February 29, 1996, Caremark sold its nephrology services business to Total Renal Care, Inc. for $49.0 million in cash, subject to certain post-closing adjustments. The after-tax gain on disposition of this business, net of disposal costs, was $2.1 million, which was included in 1995 discontinued operations.

                               MEDPARTNERS, INC.

NOTE 3. FINANCIAL INSTRUMENTS

     The Company's financial instruments include cash and equivalents, investments in marketable and non-marketable securities, and debt obligations. The carrying value of marketable and non-marketable securities, which approximated fair value, was $64.8 and $44.1 million at December 31, 1994 and 1995, respectively. The carrying value of debt obligations was $168.5 and $168.6 million at December 31, 1994 and 1995, respectively. The fair value of these obligations approximated $141.6 and $156.4 million at December 31, 1994 and 1995, respectively. The fair value of marketable securities is determined using market quotes and rates. The fair value of nonmarketable securities, which are made up primarily of investments in and notes from non-public companies, are estimated based on information provided by these companies. The fair value of long-term debt has been estimated using market quotes.

     During 1995, the Company recorded a pre-tax charge to income of $86.6 million ($52.0 million after tax) to reflect unrealized losses on investments that were judged other than temporary.

     Interest expense totaled $9.6, $21.2 and $30.5 million in 1993, 1994 and 1995, respectively. Interest income totaled $2.9, $6.6 and $13.4 million in 1993, 1994 and 1995, respectively.

NOTE 4. INTANGIBLE ASSETS

     Goodwill, which totaled $145.8 and $327.0 million at December 31, 1994 and 1995, respectively, represents the excess of consideration paid for companies acquired in purchase transactions over the fair value of net assets acquired. Also included in intangible assets for the years ended December 31, 1994 and 1995 were $8.1 and $20.3 million of organizational costs, respectively. As of December 31, 1994 and 1995, intangible assets, including goodwill, are stated net of accumulated amortization of $21.3 and $26.8 million, respectively.

NOTE 5. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1994         1995
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Land...........................................................  $ 27,737     $ 38,498
    Buildings and leasehold improvements...........................   122,138      189,828
    Equipment......................................................   195,304      297,311
    Construction-in-progress.......................................    61,305       81,879
                                                                     --------     --------
                                                                      406,484      607,516
    Less accumulated depreciation and amortization.................  (116,161)    (152,858)
                                                                     --------     --------
                                                                     $290,323     $454,658
                                                                     ========     ========

     The net book value of capitalized lease property approximated $13.1 and $9.8 million at December 31, 1994 and 1995, respectively.

                               MEDPARTNERS, INC.

NOTE 6. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1994         1995
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Advances under Bank Credit Facility............................  $142,900     $290,000
    6 7/8% senior notes due 2003, less unamortized discount of $0.4
      million......................................................    99,500       99,600
    Convertible subordinated debentures with interest at 5.50%,
      interest only paid semi-annually, due in 2003................    69,000       69,000
    Notes payable to banks, collateralized by deeds of trust
      including interest, at rates ranging from 6.5% to 10.5%,
      payable in monthly installments through 2002.................    12,595       10,611
    Notes payable to lenders secured by deeds of trust payable in monthly installments, bearing interest at rates ranging from
      8.75% to 10.25%..............................................    10,271        7,778
    Notes payable to physicians and stockholders in annual
      installments through 2001, interest rates ranging from 5% to
      12%..........................................................    22,131       14,261
    Other long-term notes payable..................................    34,464       40,297
    Capital lease obligations......................................     7,338       10,547
                                                                     --------     --------
                                                                      398,199      542,094
    Less amounts due within one year...............................   (15,370)     (13,173)
                                                                     --------     --------
                                                                     $382,829     $528,921
                                                                     ========     ========

     On November 29, 1995, the Company entered into a Revolving Credit and Reimbursement Agreement with a syndicate of banks which provides a revolving credit facility of up to $150 million. Advances under the revolving credit facility initially bear interest based on the London Interbank Offered Rate ("LIBOR"). The rate approximated 7.9% at December 31, 1995. The credit facility had an expiration date of May 10, 1998 and was renewable for two additional one-year periods. In conjunction with the credit facility, the Company granted the banks a first priority security interest in all shares of stock of its subsidiaries and provided a negative pledge on substantially all assets.

     During 1995, Caremark entered into revised credit facilities aggregating $380 million as of December 31, 1995 ($135 million expiring September 1996, $225 million expiring September 1998 and a $20 million letter of credit agreement), enabling Caremark to borrow funds on an unsecured basis at variable interest rates, typically determined by reference to the corporate base rate announced by First National Bank of Chicago or the Eurodollar interbank rate. Borrowings under these facilities were $200.0 million at December 31, 1995.

     In December 1993, PPSI issued $69 million of convertible subordinated debentures for net proceeds of approximately $66.5 million. Subsequent to the acquisition of PPSI in February 1996, the Company paid off these debentures.

     The Company entered into a $1 billion Revolving Credit and Reimbursement Agreement (the "Bank Credit Facility"), which became effective simultaneously with the closing of the Caremark acquisition on September 5, 1996, replacing its then existing credit facility. At the Company's option, pricing on the Bank Credit Facility is based on either a debt to cash flow test or the Company's senior debt ratings. No principal is due on the facility until its maturity date of September 2001. As of September 30, 1996, there was $445 million outstanding under the facility. The Bank Credit Facility contains affirmative and negative covenants which, among other things, require the Company to maintain certain financial ratios (including minimum net worth, minimum fixed charge coverage ratio, maximum indebtedness to cash flow), and set certain restrictions on investments, mergers and sales of assets. Additionally, the Company is required to obtain bank consent for

                               MEDPARTNERS, INC.

NOTE 6. LONG-TERM DEBT -- (CONTINUED)
acquisitions with an aggregate purchase price in excess of $75 million and which have more than half of the consideration paid in cash. The Bank Credit Facility is unsecured but provides a negative pledge on substantially all assets of the Company. As of September 30, 1996, the Company was in compliance with the covenants in the Bank Credit Facility.

     Effective October 8, 1996, the Company completed a $450 million senior note offering. The ten year notes carry a coupon rate of 7 3/8%. Interest on the notes is payable semi-annually on April 1 and October 1 of each year. The notes are not redeemable by the Company prior to maturity and are not entitled to the benefit of any mandatory sinking fund. The notes are general unsecured obligations of the Company ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all existing and future unsubordinated and unsecured obligations of the Company. The notes are effectively subordinated to all existing and future secured indebtedness of the Company and to all existing and future indebtedness and other liabilities of the Company's subsidiaries. Net proceeds from the offering were used to reduce amounts under the Bank Credit Facility. On October 30, 1996 the Company completed its tender offer for Caremark's $100 million
6 7/8% notes due August 15, 2003. Of the $100 million principal amount of such notes outstanding, approximately $99.9 million principal amount were tendered and purchased. The total consideration for each $1,000 principal amount of outstanding notes tendered was $1,017.72.

     The following is a schedule of principal maturities of long-term debt as of December 31, 1995.

                                                                                 (IN THOUSANDS)
1996...........................................................................     $ 13,173
1997...........................................................................       18,811
1998...........................................................................      301,811
1999...........................................................................       10,991
2000...........................................................................        4,866
Thereafter.....................................................................      193,642
Amounts representing interest and discounts....................................       (1,200)
                                                                                    --------
          Total................................................................     $542,094
                                                                                    ========

     Operating Leases: Operating leases generally consist of short-term lease agreements for professional office space where the medical practices are located and administrative office space. These leases generally have five-year terms with renewal options. The following is a schedule of future minimum lease payments under noncancelable operating leases as of December 31, 1995.

                                                                                 (IN THOUSANDS)
1996...........................................................................     $ 63,288
1997...........................................................................       55,526
1998...........................................................................       49,475
1999...........................................................................       41,258
2000...........................................................................       32,588
Thereafter.....................................................................      166,810
                                                                                    --------
                                                                                    $408,945
                                                                                    ========

NOTE 7. INCOME TAXES

     At December 31, 1995, the Company had a cumulative net operating loss carryforward for federal income tax purposes of approximately $57 million available to reduce future amounts of taxable income. If not utilized

                               MEDPARTNERS, INC.

to offset future taxable income, the net operating loss carryforwards will expire on various dates through 2010. Approximately $1 million of the total $57 million net operating loss carryforward (which was generated in 1993), is available at a reduced rate due to certain tax limitations.

     In 1994, the Company established a valuation allowance of $17.5 million because it was more likely than not that the deferred tax asset would not be utilized in future periods. The valuation allowance was decreased by $14.2 million in 1995 because the realization of the deferred tax asset is now more likely than not.

     Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1994       1995
                                                                       --------   --------
                                                                         (IN THOUSANDS)
    Deferred tax assets:
      Net operating losses...........................................  $ 11,319   $ 26,292
      Purchase reserves and restructuring............................        --     14,724
      Accrued payroll and vacation...................................     2,129      3,470
      Accrued and deferred compensation benefits.....................    12,564      9,675
      Bad debts......................................................    18,010     14,974
      Legal settlement costs.........................................        --     26,800
      Loss on investments............................................        --     33,700
      Other..........................................................    15,863      5,770
                                                                       --------   --------
    Gross deferred tax assets........................................    59,885    135,405
    Valuation allowance for deferred tax assets......................   (17,471)    (3,631)
    Deferred tax liabilities
      Goodwill.......................................................    16,900      8,590
      Excess tax depreciation........................................    24,593     35,358
      Prepaid expenses...............................................       504      2,419
      Accrual to cash adjustment.....................................     1,863        273
      Shared risk receivable.........................................     4,041      7,182
      Other..........................................................     2,646      5,560
                                                                       --------   --------
    Gross deferred tax liabilities...................................    50,547     59,382
                                                                       --------   --------
    Net deferred tax asset (liability)...............................  $ (8,133)  $ 72,392
                                                                       ========   ========

                               MEDPARTNERS, INC.

NOTE 7. INCOME TAXES -- (CONTINUED)
     Income tax expense (benefit) on income from continuing operations for the years ended December 31, 1993, 1994 and 1995 is as follows:

                                                            1993        1994         1995
                                                           -------     -------     --------
                                                                    (IN THOUSANDS)
    Current:
      Federal............................................  $19,909     $24,554     $ 44,573
      State..............................................    6,268       7,017        8,841
                                                           -------     -------     --------
                                                            26,177      31,571       53,414
    Deferred:
      Federal............................................   15,175      10,722      (59,602)
      State..............................................    1,774       1,729       (9,671)
                                                           -------     -------     --------
                                                            16,949      12,451      (69,273)
                                                           -------     -------     --------
                                                           $43,126     $44,022     $(15,859)
                                                           =======     =======     ========

     The differences between the provision (benefit) for income taxes and the amount computed by applying the statutory federal income tax rate to income from continuing operations before taxes were as follows:

                                                            1993        1994         1995
                                                           -------     -------     --------
                                                                    (IN THOUSANDS)
    Federal tax at statutory rate........................  $32,044     $36,116     $  2,609
    Add (deduct):
      State income tax, net of federal tax benefit.......    4,808       5,284       (2,037)
      Tax rate changes...................................   (1,000)         --           --
      Decrease in valuation allowance....................       --          --      (14,240)
      Other..............................................    7,274       2,622       (2,191)
                                                           -------     -------     --------
                                                           $43,126     $44,022     $(15,859)

NOTE 8. CAPITALIZATION

     The Company's Second Amended and Restated Certificate of Incorporation provides that the Company may issue 9.5 million shares of Preferred Stock, par value $0.001 per share, 0.5 million shares of Series C Junior Participating Preferred Stock, par value $0.001 per share, and 200 million shares of Common Stock, par value $0.001 per share. As of December 31, 1995 no shares of the preferred stock were outstanding.

     On September 1, 1993, the Company committed to sell 4 million shares of Series A Convertible Preferred Stock at $2.00 per share. The Company received, net of expenses, $7.2 million in 1993 and $0.7 million on February 1, 1994. During 1994, the Company sold 3.0 million shares of Series B Convertible Preferred Stock at $4.00 per share. The Company received, net of expenses, $12.0 million. Upon consummation of the Company's initial public offering on February 28, 1995, all of the issued and outstanding shares of Series A and Series B Convertible Preferred Stock were converted into 7.0 million shares of the Company's Common Stock.

     On February 28, 1995, the Company completed an initial public offering of
5.1 million shares of its common stock. Gross and net proceeds of the offering were $65.8 million and $60.4 million, respectively. Proceeds of the offering were used to pay outstanding indebtedness under the bank credit facility. Net proceeds were also used to fund acquisitions of certain assets of physician practices, expansion of physician services, working capital and other general corporate purposes.

     On March 13, 1996, the Company completed a secondary public offering of 6.6 million shares of its common stock. The net proceeds of the offering were $194.0 million. Proceeds of the offering were used to pay

                               MEDPARTNERS, INC.

NOTE 8. CAPITALIZATION -- (CONTINUED)
outstanding indebtedness under the bank credit facility. In April 1996, $69 million of the proceeds were used to pay-off PPSI's convertible subordinated debentures. The remainder of the net proceeds were used to fund acquisitions of certain assets of physician practices, expansion of physician services, working capital and other general corporate purposes.

     On October 31, 1995, Caremark's Board of Directors declared a dividend of four cents per share on all outstanding common stock to stockholders of record on November 30, 1995. The dividend was paid on December 15, 1995.

     In June 1995, Caremark issued 7.7 million common shares (at $19.50 per share) into a trust established to fund employee benefits over the next 10 years, including pension plan contributions, 401(k) matching contributions, and stock issued under option and employee purchase plans. The value of the common stock contributed has been reflected in the Balance Sheet in "common stock" ($7.7 million) and "additional contributed capital" ($142.5 million), with a corresponding offset of these amounts in the "shares held in trust" component of stockholders' equity. These shares will be issued from the trust over time as necessary to meet the company's benefit obligations and will have no impact on the weighted average common and common equivalent shares outstanding for earnings per share purposes until they are issued from the trust.

NOTE 9. EMPLOYEE STOCK PURCHASE PLAN

     Caremark sponsors employee stock purchase plans that promote the sale of its common stock to employees. The purchase price to employees is the lower of 85% of the closing market price on the date of subscription or 85% of the closing market price on the date funds are actually used to purchase stock for employees. Stock purchase plan transactions for the indicated years are summarized below. Number of shares and per share amounts disclosed below have been converted to MedPartners equivalent shares based on a 1.21 exchange ratio.

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                   1994               1995
                                                              --------------     ---------------
Shares subscribed:
  Beginning of year.........................................         901,214             776,853
     Subscriptions..........................................         803,482             501,741
     Purchases..............................................        (743,291)           (582,132)
     Cancellations..........................................        (184,552)           (289,440)
                                                              --------------     ---------------
  End of year...............................................         776,853             407,022
                                                                ============       =============
Subscription price per share at end of year.................  $8.88 - $18.26     $11.40 - $18.26

     Expiration dates for outstanding subscriptions extend through 1997. The weighted average subscription price was $13.14 at December 31, 1995.

NOTE 10. STOCK OPTIONS

     The Company's Board of Directors adopted and a majority of the Company's stockholders approved the 1993 and 1995 Stock Option Plans (the Plans), covering a maximum of 1.6 million and 5.9 million shares of Common Stock, respectively. The number of shares covered under the 1995 Stock Option Plan was increased to
7.1 million at the Annual Shareholders' Meeting on April 25, 1996. The Plans, under which both incentive stock options and non-qualified stock options may be issued, provide that options may be granted to officers, directors, consultants and employees of the Company. Options granted under the Plans generally vest equally over five years from the date of grant and terminate ten years from the date of grant. All stock options were granted prior to the initial public offering of the Company at estimated fair market value. As of December 31,

                               MEDPARTNERS, INC.

1995, the Company had granted options to acquire 4.4 million shares of its Common Stock under the Plans at option prices ranging from $.20 to $28.25. All stock options granted in 1995 were granted at fair market value. During 1995 options to acquire 0.7 million shares of the Company's Common Stock were exercised at prices ranging from $.20 to $22.00 per share. Gross proceeds from the exercise of these options totaled $0.4 million.

     In connection with the Caremark acquisition, the Company assumed and adopted the Caremark International, Inc. 1992 Incentive Compensation Plan (the "Caremark Incentive Plan"), renaming it the MedPartners Incentive Compensation Plan (the "Incentive Plan"). The number of shares and per share amounts disclosed below have been converted to MedPartners equivalent shares based on a
1.21 exchange ratio. A total of 13.8 million shares of MedPartners Common Stock are covered by the Incentive Plan. The Incentive plan authorizes the grant of options to purchase Common Stock, stock appreciation rights, restricted stock and performance shares. The price of each option shall not be less than the fair market value of the Common Stock on the date of the grant. The term of each option is fixed by the terms of its grant and may not exceed ten years from the date of grant.

     As of December 31, 1995, options to acquire 10.5 million shares were outstanding under the Incentive Plan at prices ranging from $5.33 - $18.08 per share. During 1995, 2.2 million options to purchase shares were granted under the Incentive Plan, options to acquire 2.4 million were either canceled or expired and options to acquire 1.0 million shares were exercised at prices ranging from $5.33 - $15.60 per share. There were 4 million options exercisable at December 31, 1995. Expiration dates for outstanding options range from 1996 to 2005.

NOTE 11. ACQUISITIONS

     During the year ended December 31, 1993, 1994 and 1995, the Company, through its wholly-owned subsidiaries, acquired certain operating assets of various medical practices. Simultaneously with each medical practice acquisition, the Company entered into practice management agreements which generally have 20-40 year terms. Pursuant to the practice management agreements, the Company manages all aspects of the affiliated practice other than the provision of medical services, which is controlled by the physician groups. For providing services under the practice management agreement, the physicians receive a fixed percentage of the accrual net revenue of the practice. The percentage varies from practice to practice and is based upon the overhead structure of the practice at the time of affiliation.

     In May 1995, Caremark entered into a long-term affiliation agreement with Friendly Hills HealthCare Network ("Friendly Hills"), an integrated health care delivery system headquartered in La Habra, California. Friendly Hills operates 18 medical offices and an acute care hospital. Caremark acquired substantially all of the assets of Friendly Hills for approximately $140 million and agreed to provide various management and administrative services. The transaction has been accounted for by the purchase method of accounting. The Company invested approximately $65.0 million in cash and $78.2 million in stock and notes for other acquisitions in 1995. Results of operations would not have been materially different in 1993, 1994 and 1995 had these transactions occurred as of the beginning of the respective years.

     In January 1996, Caremark completed its agreement with CIGNA Healthcare of California, a managed healthcare subsidiary of CIGNA Corporation, to acquire substantially all of the assets of CIGNA Medical Group, CIGNA Healthcare's Los Angeles area staff model delivery system ("CIGNA"). The transaction has been accounted for by the purchase method of accounting. During the nine months ended September 30, 1996, $116.2 million in cash and 0.8 million shares of stock valued at $15.5 million were given in exchange for the net assets of CIGNA and other entities.

     All of the aforementioned acquisitions have been (or will be) accounted for by the purchase method of accounting. As such, operating results of acquired businesses are included in the Company's Consolidated Financial Statements as of their respective dates of acquisition.

                               MEDPARTNERS, INC.

NOTE 12. RETIREMENT PLANS

     Effective April 4, 1994, the Company adopted the MedPartners, Inc. and Subsidiaries Employee Retirement Savings Plan (the "Plan"). The Plan is a Code
Section 401(k) Plan which requires the attainment of age 21 and one year of service, with a minimum of 1,000 hours worked, to become a participant in the Plan. Service for a predecessor employer will be considered for participation requirements in the Plan for all employees employed through acquisition activities. The Company, at its sole discretion, may contribute an amount which it designates as a qualified nonelective contribution. The Company made a required contribution of approximately three percent of non-key employee salaries for the Plan year ended December 31, 1995, however, no additional contributions are anticipated at this time. Company contributions are gradually vested over a six-year service period. The various entities that were acquired or merged into the Company during 1995 also had varying employee retirement plans, that will or have been incorporated into the Company's Plan. Participants of Caremark's 401(k) Plan may contribute up to 12% of their annual compensation (limited in 1995 to $9,240 per individual) to the plan and Caremark matches the participants' contributions up to 3% of compensation. Matching contributions made by Caremark were $5.7, $6.0 and $2.8 million in 1993, 1994 and 1995, respectively. The expenses related to all plans (excluding Caremark's) during the years ended December 31, 1993, 1994 and 1995 were approximately $1.5 million, $1.9 million and $3.2 million, respectively.

     Caremark sponsored retirement plans for substantially all qualifying employees. Benefits are typically based on years of service and the employee's compensation during five of the last 10 years of employment as defined by the plans. Caremark's funding policy is to make contributions that meet or exceed the minimum requirements of the Employee Retirement Income Security Act of 1974, based on the projected unit credit actuarial cost method, and to limit such contributions to amounts currently deductible for tax reporting purposes.

     The following table summarizes the components of net pension expense and related actuarial assumptions used at the January 1 valuation date for the respective years:

                                                                    1993     1994     1995
                                                                   ------   ------   ------
    Assumptions:
      Discount rate..............................................     8.0%    8.75%    7.25%
      Increase in compensation levels(1).........................     6.5%     5.0%     5.0%
      Expected long-term return on assets........................    10.5%    10.5%     9.5%
    Components (in thousands):
      Service cost-benefits earned...............................  $3,800   $4,600   $2,100
      Interest cost on projected obligation......................   1,600    2,300    2,200
      Actual return on assets....................................    (900)  (1,300)  (1,700)
      Net amortizations..........................................     500      700      100
                                                                   ------   ------   ------
      Net pension expense........................................  $5,000   $6,300   $2,700
                                                                   ======   ======   ======

---------------

(1) The assumed annual rate of increase in compensation levels for 1993 was 4.0% for the Puerto Rico plans, which were merged into the U.S. plan as of December 31, 1993.

                               MEDPARTNERS, INC.

NOTE 12. RETIREMENT PLANS -- (CONTINUED)
     The following table presents the funded status of the Caremark plans, the net pension liability recognized in the consolidated balance sheets and related actuarial assumptions as of December 31:

                                                                          1994      1995
                                                                         -------   -------
    Assumptions:
      Discount rate....................................................     8.75%     7.25%
      Increase in compensation levels..................................      5.0%      5.0%
    Funded status and net pension liability (in thousands):
      Actuarial present value of benefit obligations:
         Vested benefits...............................................  $15,000   $22,200
         Accumulated benefits..........................................   17,000    25,000
         Effect of future salary increases.............................    6,600     7,200
                                                                         -------   -------
         Projected benefits............................................   23,600    32,200
    Less: plan assets at fair value(1).................................   15,000    20,900
                                                                         -------   -------
    Projected benefit obligations in excess of plan assets.............    8,600    11,300
    Less: unrecognized net loss........................................    1,700     4,800
                                                                         -------   -------
    Net pension liability..............................................  $ 6,900   $ 6,500
                                                                         =======   =======

---------------

(1) Primarily equity and fixed income securities.

     Pension expense under non-U.S. pension plans sponsored by Caremark for the benefit of foreign employees is not significant.

     Caremark has provided post-retirement health benefits to qualified employees and accrued for those costs over the service years of the employees in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The cost of this plan and related liability have not been significant to Caremark or the Company.

     In 1994, Caremark adopted Statement of Financial Accounting Standards No. 112 ("FAS 112"), "Employers' Accounting for Postemployment Benefits," which requires employers to accrue the cost of postemployment benefits (including salary continuation, severance and disability benefits, job training and counseling and continuation of benefits such as health care and life insurance coverage) to former or inactive employees. The adoption and ongoing impact of FAS 112 have not been material to the company's financial statements.

                               MEDPARTNERS, INC.

NOTE 13. MERGERS

     The Company merged with the following entities in transactions that were accounted for as poolings-of-interests. Accordingly, the Company's historical financial statements for all periods have been restated to include the results of all transactions accounted for as poolings-of-interests.

                                               MME AND
                                               RELATED
                                                 REAL                                  OTHER
                                                ESTATE                                POOLINGS
                               MEDPARTNERS   PARTNERSHIPS     PPSI      CAREMARK    OF INTERESTS    COMBINED
                               -----------   ------------   --------   ----------   ------------   ----------
                                                               (IN THOUSANDS)
Year ended December 31, 1993
  Net revenue................   $   1,277      $298,415     $187,612   $1,204,000       65,458     $1,756,762
  Net (loss) income..........      (1,206)       (1,495)       7,114       77,700       (3,424)        78,689
Year ended December 31, 1994
  Net revenue................      77,432       370,798      308,226    1,775,200       61,673      2,593,329
  Net (loss) income..........      (1,601)       (4,647)       7,598       80,400       (1,779)        79,971
Year ended December 31, 1995
  Net revenue................     238,887       431,875      411,132    2,374,300       77,216      3,533,410
  Net (loss) income..........       3,022        (9,412)      10,205     (116,300)        (749)      (113,234)

     Included in pre-tax loss for the year ended December 31, 1995 are merger costs totaling $66.6 million. Approximately $55.6 million relates to the merger with MME and related real estate partnerships. The components of this cost are as follows (in thousands):

    Investment banking fees....................................................  $ 8,771
    Professional fees..........................................................    7,267
    Other transaction costs....................................................    5,029
    Restructuring charges:
      Severance costs for identified employees.................................   19,626
      Impairment of assets.....................................................    8,095
      Abandonment of facilities................................................    6,401
      Noncompatible technology.................................................    2,602
      Unamortized loan costs...................................................    2,324
      Conforming of accounting policies........................................    2,249
      Restructuring of benefits................................................    1,889
      Other restructuring charges..............................................    2,311
                                                                                 -------
              Total............................................................  $66,564
                                                                                 =======

     The PPSI and Caremark mergers were effective February 22, 1996 and September 5, 1996, respectively, therefore, the merger costs related to these transactions are not included in the amounts above. They will be included in the results of operations for 1996.

NOTE 14. COMMITMENTS AND CONTINGENCIES

     On September 11, 1995, Coram Healthcare Corporation ("Coram") filed a complaint in the San Francisco Superior Court against Caremark International Inc. and its subsidiary, Caremark Inc., and 50 unnamed individual defendants. The complaint, which arises from Caremark's sale to Coram of Caremark's home infusion therapy business in April 1995 for approximately $209.0 million in cash and $100.0 million in securities, alleges breach of the Asset Sale and Note Purchase Agreement, dated January 29, 1995, as amended on April 1, 1995, between Coram and Caremark, breach of related contracts, fraud, negligent misrepresentation and a right to contractual indemnity. Requested relief in Coram's amended complaint

                               MEDPARTNERS, INC.

NOTE 14. COMMITMENTS AND CONTINGENCIES -- (CONTINUED) includes specific performance, declaratory relief, injunctive relief, and damages of $5.2 billion. In October 1996, Coram agreed to merge with Integrated Health Services, Inc. ("IHS"). In connection with the merger agreement, IHS and the Company have agreed to a settlement of the Coram litigation, contingent upon consummation of the proposed merger, expected to be completed in the first quarter of 1997. Under the settlement proposal, the notes that are now payable by Coram to Caremark will be canceled and replaced with a new two-year note in the principal amount of $57.5 million. Caremark had previously established a reserve for a portion of the $100 million in securities, and, therefore, the terms of the new note will not require any additional charge against earnings by the Company.

     In June 1995, Caremark agreed to settle an investigation of Caremark with the U.S. Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services, the Veterans Administration, the Federal Employees Health Benefits Program, the Civilian Health and Medical Program of the Uniformed Services and related state investigative agencies in all 50 states and the District of Columbia (the "OIG investigation"). Under the terms of the OIG Settlement, which covered allegations dating back to 1986, a subsidiary of Caremark pled guilty to two counts of mail fraud- one each in Minnesota and Ohio - resulting in the payment of civil penalties and criminal fines. The basis of these guilty pleas was Caremark's failure to provide certain information to CHAMPUS, FEHBP and federal funded healthcare benefit programs, concerning financial relationships between Caremark and a physician in each of Minnesota and Ohio. Caremark took an after-tax charge to discontinued operations of $154.8 million in 1995 for these settlement payments, costs to defend ongoing derivative, security and related lawsuits, and other associated costs.

     In March 1996, Caremark agreed to settle all disputes with a number of private payors. The settlements resulted in an after-tax charge of $42.3 million. These disputes related to businesses that were covered by Caremark's settlement with federal and state agencies in June 1995 discussed below. In addition, Caremark agreed to pay $23.3 million after-tax to cover the private payors' pre-settlement and settlement-related expenses. An after-tax charge for the above amounts has been recorded in first quarter 1996 discontinued operations. During the nine months ended September 30, 1996 Caremark paid $101.8 million, with an additional $6.6 million plus interest to be paid over the next nine months, related to the settlements.

     The Company cannot determine at this time what costs may be incurred in connection with future disposition of non-governmental claims or litigation. The Company does not believe that the above-referenced settlements will materially affect its ability to pursue its long-term business strategy. There can be no assurances, however, that additional costs, claims and damages will not occur or that the ultimate costs related to such non-governmental claims or litigation will not exceed these estimates.

     In May 1996, three pharmacies, purporting to represent a class consisting of all of Caremark's competitors in the alternate site infusion therapy industry, filed a complaint against Caremark International Inc., Caremark, Inc. and two other corporations in the United States District Court for the District of Hawaii alleging violations of the federal conspiracy laws, the antitrust laws and of California's unfair business practice statute. The complaint seeks unspecified treble damages, and attorneys' fees and expenses. The Company intends to defend this case vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of this matter.

     In August and September 1994, stockholders, each purporting to represent a class, filed complaints against Caremark and certain officers and employees of Caremark in the United States District Court for the Northern District of Illinois, alleging violations of the Securities Act of 1933 and the Securities Exchange Act of 1934, and fraud and negligence in connection with public disclosures by Caremark regarding Caremark's business practices and the status of the OIG investigation discussed above. The complaints seek unspecified damages, declaratory and equitable relief, and attorneys' fees and expenses. In June 1996, the complaint filed

                               MEDPARTNERS, INC.

NOTE 14. COMMITMENTS AND CONTINGENCIES -- (CONTINUED) by one group of stockholders alleging violations of the Securities Exchange Act of 1934 only, was certified as a class. The parties to all of the complaints continue to engage in discovery proceedings. The Company intends to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of these matters.

     In August 1994 and July 1995, stockholders filed derivative actions on behalf of Caremark in the Court of Chancery of the State of Delaware, the United States District Court for the Northern District of Illinois and the Circuit Court of Cook County in Chicago, Illinois alleging breaches of fiduciary duty, negligence in connection with Caremark's conduct of the business and lack of corporate controls, and seeking unspecified damages, attorneys' fees and expenses. In June 1996, the parties entered into a Stipulation and Agreement of Compromise and Settlement which established proposed terms for the settlement of the case. The Delaware court conducted a hearing on August 16, 1996 to consider the proposed settlement and entered an order on September 26, 1996 approving the settlement. The settlement does not provide for the payment of any damages by any defendant, although plaintiffs were awarded $869,500 in attorneys fees and expenses in conjunction with approval of the settlement. The actions in the northern District of Illinois and Cook County, which had been stayed pending revolution of the Delaware Case, have now been dismissed.

     In late August 1994, certain patients of a physician who prescribed human growth hormone distributed by Caremark and the sponsor of a health insurance plan of one of those patients filed complaints against Caremark, employees of Caremark and others in the United States District Court for the District of Minnesota. Each complaint purported to be on behalf of a class and alleged violations of the federal mail and wire fraud statutes, the federal conspiracy statute and the state consumer fraud statute, as well as conspiracy to breach a fiduciary duty, negligence and fraud. Each complaint sought unspecified treble damages, and attorneys' fees and expenses. In July 1996, these plaintiffs also served (but have not yet filed) a separate lawsuit in the Minnesota State Court in the County of Hennepin against a subsidiary of Caremark purporting to be on behalf of a class and alleging all of the claims contained in the complaint filed with the Minnesota federal court other than the federal claims contained therein. The complaint seeks unspecified damages, attorneys' fees and expenses and an award of punitive damages. In July 1995, another patient of the same physician filed a separate complaint in the District of South Dakota against the physician, Caremark and another corporation alleging violations of the federal laws prohibiting payment of remuneration to induce referral of Medicare and Medicaid beneficiaries, and the federal mail fraud and conspiracy statutes. The complaint also alleges the intentional infliction of emotional distress and seeks trebling of at least $15.9 million in general damages, attorneys' fees and costs, and an award of punitive damages. In August 1995, the parties to the case filed in South Dakota agreed to a stay of all proceedings until final judgment has been entered in a criminal case that is presently pending against this physician. The Company intends to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of these matters.

     Beginning in September 1994, Caremark was named as a defendant in a series of new lawsuits added to a pending group of actions brought in 1993 under the antitrust laws by local and chain retail pharmacies against brand name pharmaceutical manufacturers, wholesalers and prescription benefit managers other than Caremark. The new lawsuits, filed in federal district courts in at least 38 states (including the United States District Court for the Northern District of Illinois), allege that at least 24 pharmaceutical manufacturers provided unlawful price and service discounts to certain favored buyers and conspired among themselves to deny similar discounts to the complaining retail pharmacies (approximately 3,900 in number). The complaints charge that certain defendant prescription benefit managers, including Caremark, were favored buyers who knowingly induced or received discriminatory prices from the manufacturers, in violation of the Robinson-Patman Act. Each complaint seeks unspecified treble damages, declaratory and equitable relief, and attorneys' fees and expenses. All of these actions have been transferred by the Judicial Panel for Multidistrict Litigation

                               MEDPARTNERS, INC.

NOTE 14. COMMITMENTS AND CONTINGENCIES -- (CONTINUED) to the United States District Court for the Northern District of Illinois for coordinated pretrial procedures. Caremark was not named in the class action. In April 1995, the Court entered a stay of pretrial proceedings as to certain Robinson-Patman Act claims in this litigation, including the Robinson-Patman Act claims brought against Caremark, pending the conclusion of a first trial of certain of such claims brought by a limited number of plaintiffs against five defendants not including Caremark. On July 1, 1996, the district court directed entry of a partial final order in the class action approving an amended settlement with certain of pharmaceutical manufacturers. The amended settlement provides for a cash payment of approximately $351.0 million to class members in settlement of conspiracy claims as well as a commitment from the settling manufacturers to abide by certain injunctive provisions. All class action claims against non-settling manufacturers as well as all opt out and other claims generally, including all Robinson-Patman Act claims against Caremark, remain unaffected by the settlement. The district court also certified to the court of appeals for interlocutory review certain orders relating to non-settled conspiracy claims against the pharmaceuticals manufacturers and wholesalers. These interlocutory orders do not relate to any of the claims brought against Caremark. The Company intends to defend these cases vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance, that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     In December 1994, Caremark was notified by the Federal Trade Commission (the "FTC") that it was conducting a civil investigation of the industry concerning whether acquisitions, alliances, agreements or activities between pharmacy benefit managers and pharmaceutical manufacturers, including Caremark's alliance agreements with certain drug manufacturers, violate Sections 3 or 7 of the Clayton Act or Section 5 of the Federal Trade Commission Act. The specific nature, scope, timing and outcome of this investigation are not currently determinable. Under the statutes, if violations are found, the FTC could seek remedies in the form of injunctive relief to set aside or modify Caremark's alliance agreements and an order to cease and desist from certain marketing practices and from entering into or continuing with certain types of agreements. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of this matter.

     In May 1996, two stockholders, each purporting to represent a class, filed complaints against Caremark and each of its directors in the Court of Chancery of the State of Delaware alleging breaches of the directors' fiduciary duty in connection with Caremark's then proposed merger with the Company. The complaints seek unspecified damages, injunctive relief, and attorneys' fees and expenses. The Company believes these complaints will not have a material adverse effect on the operating results and financial condition of the Company.

     Although the Company cannot predict with certainty the outcome of proceedings described above, based on information currently available, management believes that the ultimate resolution of such proceedings, individually and in the aggregate is not likely to have a material adverse effect on the Company.

     The Company is party to various other commitments, claims and routine litigation arising in the ordinary course of business. Management does not believe that the result of such commitments, claims and litigation, individually or in the aggregate, will have a material adverse effect on the Company's business or its results of operations, cash flows or financial condition.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

The following are filed as Exhibits to this Report:

Exhibit (23)-1      Consent of Ernst & Young LLP.


Exhibit (27)        Financial Data Schedule (for SEC use only).

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    December 5, 1996

                                    MedPartners, Inc.


                                    By  /s/    Harold O. Knight, Jr.
                                        ----------------------------------
                                              Harold O. Knight, Jr.
                                            Executive Vice President
                                           and Chief Financial Officer